Exhibit (6)(e)

SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

PHOENIX EQUITY HOLDINGS, LLC,

a Delaware limited liability company

December 4, 2024

THE OFFER AND SALE OF THE MEMBERSHIP INTERESTS REFERENCED IN THIS SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE. THE MEMBERSHIP INTERESTS WHICH ARE REFERENCED HEREIN MAY NOT BE OFFERED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED AND/OR QUALIFIED UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR WITHOUT AN EXEMPTION FROM REGISTRATION AND/OR QUALIFICATION UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS. THERE IS NO TRADING MARKET FOR THE MEMBERSHIP INTERESTS, AND IT IS NOT ANTICIPATED THAT ONE WILL DEVELOP. THERE ARE SUBSTANTIAL RESTRICTIONS UPON THE TRANSFERABILITY AND VOTING RIGHTS OF THE MEMBERSHIP INTERESTS SET FORTH HEREIN. NO SALE, TRANSFER OR OTHER DISPOSITION BY A MEMBER OF ITS MEMBERSHIP INTERESTS MAY BE MADE EXCEPT IN ACCORDANCE WITH THE TERMS SET FORTH HEREIN. THEREFORE, MEMBERS MAY NOT BE ABLE TO READILY LIQUIDATE THEIR INVESTMENTS.

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Schedules:

Schedule I	-	Members, Classes, Units, and Capital Contributions

Exhibits:

Exhibit A	-	Allocations and Tax Procedures
Exhibit 9.1	-	Transferee Representations
Exhibit 9.2	-	Joinder Agreement

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SECOND AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

PHOENIX EQUITY HOLDINGS, LLC

THIS SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF PHOENIX EQUITY HOLDINGS, LLC is made and entered into by and among each of the Members (as defined herein) from time to time party hereto, and is effective as of December 4, 2024 (the “Effective Date”). Capitalized terms used herein without definition have the meanings set forth in Section 2.1.

RECITALS

WHEREAS, the Company was formed on August 7, 2024, by the filing of a Certificate of Formation with the Secretary of State of the State of Delaware;

WHEREAS, the initial Member entered into that certain Limited Liability Company Agreement of the Company, dated as of August 9, 2024 (the “Original Agreement”);

WHEREAS, the Original Agreement was amended and restated on October 18, 2024 (the “A&R LLCA”);

WHEREAS, the parties hereto desire to amend and restate the A&R LLCA in its entirety and to provide for the governance and other aspects of the Company; and

WHEREAS, on or about the date hereof, the Members contributed all of their interests in Phoenix Capital to the Company in exchange for interests in the Company, and as a result of such transactions, the Company is intended to be treated as a continuation of the partnership previously embodied by Phoenix Capital for U.S. federal and other applicable income tax purposes.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

ORGANIZATIONAL MATTERS

Section 1.1 Formation.

The Company has been formed as a Delaware limited liability company by the filing of the Certificate of Formation of the Company (the “Certificate”) in the office of the Secretary of State of the State of Delaware under and pursuant to the Act. The rights, powers, privileges, preferences, restrictions, obligations and liabilities of the Members shall be determined by this Agreement and the Act. To the extent the rights, powers, privileges, preferences, restrictions, obligations and liabilities of a Member are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement, to the extent permitted by the Act, shall control. In the event of a direct conflict between the provisions of this Agreement and any mandatory provision of the Act or other Applicable Laws, the applicable provision of the Act or such other Applicable Laws, as the case may be, shall control. Notwithstanding anything in this Agreement to the contrary, Section 18-210 of the Act (entitled “Contractual Appraisal Rights”) shall not apply or be incorporated into this Agreement.

Section 1.2 Name.

The name of the Company is “Phoenix Equity Holdings, LLC”. The business of the Company shall be conducted in the name of the Company. If the Applicable Law of a jurisdiction where the Company does business requires the Company to do business under a different name, the Board shall choose another name to do business in such jurisdiction. In such a case, the business of the Company in such jurisdiction may be conducted under such other name or names as the Board shall select.

Section 1.3 Purpose. The purposes for which the Company is organized are: (a) to lease, acquire, exploit, produce, own, hold, maintain, renew, drill, develop and operate Oil and Gas Interests in the continental United States; (b) to collect, store, deliver, market, sell or otherwise dispose of oil, gas and related hydrocarbons and minerals from such Oil and Gas Interests; (c) to farmout, sell, abandon and otherwise dispose of such Oil and Gas Interests; (d) to engage in or perform any and all activities that are related to or incident to the foregoing and that may be lawfully conducted by a limited liability company under the Act, including related infrastructure, midstream assets and operations and oilfield services; and (e) engage in any other business activity as the Board may determine that is not forbidden by Applicable Law (the activities set forth in clauses (a) through (e), the “Business”). The Company shall have the power and authority to take any and all actions and engage in any and all activities necessary, appropriate, desirable, advisable, ancillary or incidental to the accomplishment of the foregoing purposes, alone or with others, as principal or agent.

Section 1.4 Registered Office and Registered Agent; Principal Place of Business.

(a) The registered office of the Company required by the Act to be maintained in the State of Delaware shall be the initial registered office named in the Certificate or such other office (which need not be a place of business of the Company) as the Board may designate from time to time in the manner provided by Applicable Law. The registered agent of the Company in the State of Delaware shall be the initial registered agent named in the Certificate or such other Person or Persons as the Board may designate from time to time.

(b) The principal place of business of the Company shall be 18575 Jamboree Road, Suite 830, Irvine, California 92612, or such location as designated by the Board (which may be within or outside of the State of Delaware). The Company may have additional offices, places of business and/or agents as the Board may designate from time to time.

Section 1.5 Foreign Qualification.

Prior to the Company’s conducting business in any jurisdiction other than Delaware, the Company shall comply with all requirements necessary to qualify the Company as a foreign limited liability company in such jurisdiction. At the request of the Board, each Member agrees to execute, acknowledge, swear to, and deliver all certificates and other instruments conforming with this Agreement that are necessary or appropriate to qualify, continue, and terminate the Company as a foreign limited liability company in all such jurisdictions in which the Company may conduct business.

Section 1.6 Term.

The existence of the Company commenced on the date the Certificate was filed with the Secretary of State of Delaware and shall continue in existence until it is dissolved and terminated in accordance with the terms of this Agreement and the Act.

Section 1.7 No State Law Partnership.

Except for federal income tax and other applicable tax purposes, nothing herein shall be construed to create a partnership or joint venture among the Members, to cause any Member, Manager or officer to be a partner or joint venturer of any other Member, Manager or officer or authorize any Member, Manager or officer to act as general agent for any other Member, Manager or officer.

ARTICLE II

DEFINITIONS AND REFERENCES

Section 2.1 Definitions.

When used in this Agreement, the following terms have the respective meanings assigned to them in this Section 2.1 or as defined in the sections or other subdivisions of this Agreement, as referenced below:

“2024 Long Term Incentive Plan” means that certain 2024 Long-Term Incentive Plan of the Company.

“Act” means the Delaware Limited Liability Company Act and any successor statute, as amended from time to time.

“Affiliate” means, when used with respect to any Person, any Person directly or indirectly through one or more intermediaries Controlling, Controlled by, or under common Control with such Person; provided, that, notwithstanding the foregoing, no Member shall be considered to be an Affiliate of any other Member solely by virtue of its ownership or Control of the Company.

“Agreement” means this Amended and Restated Limited Liability Company Agreement, as hereafter amended, restated, modified or changed in accordance with the terms of this Agreement.

“Applicable Law” or “Law” means any statute, law, rule, or regulation, or any judgment, order, writ, injunction, or decree of any Governmental Entity to which a specified Person or property is subject.

“Award Agreement” means any written agreement between the Company and a Management Member in such form as the Board shall determine pursuant to which Units may be issued to such Management Member in accordance with the terms of this Agreement.

“Board” has the meaning set forth in Section 6.1.

“Business” has the meaning set forth in Section 1.3.

“Business Opportunities” or “Business Opportunity” means any commercial proposal, prospect, solicitation, deal, transaction or opportunity relating to the Business.

“Business Records” means all material relating to the business of the Company, including, without limitation: all geological and geophysical reports and related data, such as maps, charts, logs, seismographs, seismic records and other reports and related data, calculations, summaries, memoranda and opinions relating to the foregoing, production records, electric logs, core data, pressure data, lease files, well files and records, land files, abstracts, title opinions, title or curative matters, contract files, notes, records, drawings, manuals, correspondence, financial and accounting information, customer lists, statistical data and compilations, patents, copyrights, trademarks, trade names, inventions, formulae, methods, processes, agreements, contracts, manuals or any other materials relating to the business of the Company.

“Capital Contribution” means, for any Member at the particular time in question, the aggregate of the dollar amounts of any cash contributed to the capital of the Company and the Fair Market Value of any property contributed to the capital of the Company.

“Certificate” has the meaning set forth in Section 1.1.

“Class A Member” means any Person holding Class A Units that has been admitted to the Company as a Member with respect to such Class A Units.

“Class A Unit Percentage” means, for each Class A Member as of any time of determination, the percentage that the aggregate number of Class A Units held by such Class A Member bears to the aggregate number of Class A Units outstanding.

“Class A Units” means Membership Interests designated as Class A Units.

“Class B Member” means any Person holding Class B Units that has been admitted to the Company as a Member with respect to such Class B Units.

“Class B Unit Percentage” means, for each Class B Member as of any time of determination, the percentage that the aggregate number of Class B Units held by such Class B Member bears to the aggregate number of Class B Units outstanding.

“Class B Units” means Membership Interests designated as Class B Units.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contracting Parties” has the meaning set forth in Section 6.13.

“Company” means Phoenix Equity Holdings, LLC, a Delaware limited liability company.

“Company Entities” means the Company and its Subsidiaries.

“Company Group” means the Company and its Subsidiaries and Affiliates.

“Company Intellectual Property” has the meaning set forth in Section 11.1(l).

“Company Opportunity” means a Business Opportunity, transaction or other matter that involves the Oil and Gas Business within the Lands, or that is related to or would reasonably provide a service or benefit with respect to the Company Properties, other than Excluded Opportunities.

“Company Promissory Note” means a promissory note issued by the Company that (a) matures on the earlier of (i) the tenth anniversary of issuance and (ii) the consummation of a Liquidity Event, (b) bears interest at the prime rate of interest in effect from time to time, as stated in The Wall Street Journal, (c) permits pre-payment thereof without penalty, (d) ranks junior to all other indebtedness for borrowed money of the Company, and (e) contains such other customary and reasonable terms and conditions as the Board shall determine.

“Company Properties” means Oil and Gas Interests (a) owned or operated by any Company Entity or (b) which any Company Entity is considering at such time for acquisition and/or has spent money or Company time evaluating during the prior twelve (12) months.

“Confidential Information” has the meaning set forth in Section 13.16.

“Control,” “Controlling” or “Controlled” as to any Person that is not an individual means (a) the possession, directly or indirectly, through one or more intermediaries, of the right to more than 50% of the distributions therefrom (including liquidating distributions); or (b) the power or authority, through ownership of voting securities, by contract or otherwise, to direct the management, activities or policies of such Person.

“Conversion” has the meaning set forth in Section 9.5(c).

“Covered Person” has the meaning set forth in Section 8.1.

“Disability” means, as to a natural person, mental or physical impairment that, with or without a reasonable accommodation, precludes such person from performing the services of such person’s employment or engagement for thirty (30) days in any twelve (12) month period (whether consecutive or not) of time as determined in good faith by the Board.

“Dispose” (including the correlative terms “Disposed”, “Disposition” or “Disposing”) means with respect to a Person, a direct or indirect disposition, sale, assignment, transfer, conveyance, gift, bequest, devise, distribution, hypothecation, surrender for cancellation, exchange or pledge, the direct or indirect grant or transfer of any economic interest, security interest, voting power or other encumbrance, any other direct or indirect transfer of beneficial interest or any other alienation, whether voluntary or involuntary, by operation of law or judicial decree and including the direct or indirect disposition, sale, assignment, transfer, conveyance, gift, bequest, devise, distribution, hypothecation, surrender for cancellation, exchange or pledge, the direct or indirect grant or transfer of any economic interest, security interest, voting interest or other encumbrance, any other direct or indirect transfer of beneficial interest or any other alienation in such Person by a Controlling Person, including in each such case (a) as part of any liquidation of assets, (b) in connection with any merger, consolidation, exchange, recapitalization, reorganization, conversion, cancellation, redemption or repurchase transaction whether by plan, contract or right contained in a security, (c) in connection with a change of Control or (d) as a part of any reorganization pursuant to federal or state bankruptcy laws or similar debtor relief laws.

“Distributable Cash” means all cash, revenues and funds received by the Company, less the sum of the following to the extent paid or set aside by the Company: (a) all principal and interest payments on indebtedness of the Company and all other sums paid to lenders; (b) all cash expenditures incurred incident to the normal operation of the Company’s business; and (c) the amount, if any, the Board, in its sole discretion deems appropriate to retain from cash available for distribution as a cash reserve for the payment of any actual or contingent Company obligations during the current year or any future year and for the replacement or preservation of any Company assets, or any part thereof, during the current or any future year.

“Drag-Along Member” has the meaning set forth in Section 9.4(a).

“Drag-Along Notice” has the meaning set forth in Section 9.4(d).

“Drag-Along Sale” has the meaning set forth in Section 9.4(a).

“Dragging Member” has the meaning set forth in Section 9.4(a).

“Effective Date” has the meaning set forth in the introductory paragraph.

“Electronic Transmission” means a form of communication that (a) does not directly involve the physical transmission of paper, (b) creates a record that may be retained, retrieved, and reviewed by the recipient, and (c) may be directly reproduced in paper form by the recipient through an automated process.

“Employment Period” has the meaning set forth in Section 11.1.

“Employment Termination Date” has the meaning set forth in Section 11.1(e).

“Equity Securities” means the Class A Units, the Class B Units, any other equity securities of the Company and any other securities of the Company convertible, exercisable or exchangeable for Class A Units, Class B Units or other equity securities of the Company.

“Excluded Opportunity” means (a) existing minority, non-controlling investments of a Management Member in Persons engaged in the business of owning oil and gas working interests, minerals and royalties (whether located inside or outside the Williston Basin), together with all follow-on investments related thereto of a noncontrolling nature (other than any investments in the Williston Basin that involve an equity investment from a private equity firm or source of institutional equity capital); and (b) equity securities representing not more than 2% of the outstanding equity securities of any person if such securities are listed on a national securities exchange or regularly traded in the over-the counter market by a member of a national securities exchange.

“Fair Market Value” means, with respect to any property or asset, the fair market value of such property or asset as determined in good faith by the Board.

“GAAP” means United States generally accepted accounting principles and practices, consistently applied, which are recognized as such by the Financial Accounting Standards Board (or any generally recognized successor).

“Governmental Entity” means any court or tribunal in any jurisdiction (domestic or foreign or tribal) or any governmental or regulatory body, agency, department, commission, board, bureau or other authority, arbitrator or instrumentality (domestic or foreign or tribal).

“Holder” means (a) any Person that was a Member immediately prior to a Public Offering owning Registrable Securities that have not been sold to the public and (b) any Transferee of Registrable Securities in a private transaction after a Public Offering.

“Internal Restructure” means any (a) re-formation, (b) Conversion, (c) transfer of assets, (d) transfer or exchange by Members of their Membership Interests or other securities or (e) recapitalization, merger, incorporation, division, liquidation or other transaction with substantially the same effect as a reformation or Conversion and relating to or affecting the Company, in each case that results in the Members or their Affiliates continuing to have substantially the same direct or indirect ownership of the Company’s assets in place prior to the Internal Restructure, and substantially preserves the relative economic interests of the Members or their Affiliates in the Company or any entity (including an entity organized under the laws of a foreign jurisdiction) that succeeds to the Company in such transaction.

“Joinder Agreement” has the meaning set forth in Section 9.2(b).

“Lands” means any and all lands lying upon or within (a) Williston Basin or (b) fifteen miles of (i) the boundary of any drilling or spacing unit within which a producing well lies in which the Company has an interest on the Employment Termination Date or had an interest within the twelve months prior to the Employment Termination Date; or (ii) the boundary of any other Oil and Gas Interest in which the Company has an interest on the Employment Termination Date, or had an interest in within the twelve-month period prior to the Employment Termination Date; or (c) the boundary of any prospective Business Opportunity for which the Company or any other Persons subject to an Award Agreement or restrictive covenant agreement with the Company has considered or is considering for acquisition during the 18-month period immediately preceding the Employment Termination Date.

“Lease” has the meaning set forth in the definition of Oil and Gas Interest.

“Lien” means any mortgage, lien (statutory or other), other security agreement, arrangement or interest; hypothecation, pledge or other deposit arrangement; assignment; charge, levy, executory seizure, attachment, garnishment, encumbrance (including any easement, exception, reservation or limitation, right of way, and the like), conditional sale, title retention, voting agreement or other similar agreement, arrangement, device or restriction, preemptive or similar right, the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction, or any restriction on sale, transfer, assignment, disposition, or other alienation, provided, however, that the term “Lien” shall not include any of the foregoing to the extent created by this Agreement.

“Liquidity Event” means the occurrence of any of the following, in each case other than an Internal Restructure: (a) a sale or Disposition, whether in one transaction or a series of transactions, of all or substantially all of the Equity Securities of the Company (including by way of merger, consolidation, share exchange or similar transaction), (b) a sale or Disposition, whether in one transaction or a series of transactions, of all or substantially all of the assets of the Company and its Subsidiaries. A Liquidity Event shall not be deemed to have occurred, unless otherwise approved by the Board, until the Members have received all or substantially all of the consideration payable in respect therefor in cash or cash realized upon a sale of readily Marketable Securities, including amounts held in escrow in respect thereof and any consideration paid to the Company or any party other than the Members.

“LJC” means Lion of Judah Capital, LLC, a Delaware limited liability company.

“Management Members” means those Members holding Class A Units or Class B Units, as applicable, who are employees of, or Service Providers to, the Company or any of its Subsidiaries.

“Manager” and “Managers” have the meanings set forth in Section 6.1.

“Marketable Securities” means any publicly traded equity securities of any Person that are listed for trading on a national securities exchange, are freely tradeable, and are not subject to any lock-up agreements or other contractual restrictions on transfer or any restrictions on transfer under Applicable Law.

“Member” means any Person executing this Agreement as of the date of this Agreement as a member or hereafter admitted to the Company as a member as provided in this Agreement, but such term does not include any Person who has ceased to be a member of the Company.

“Membership Interest” means the limited liability company interest of a Member in the Company represented by the Units of any class held by such Member, including the right of such Member to receive distributions (liquidating or otherwise), to be allocated income, gain, loss, deduction, credit, or similar items, to receive information, and to grant consents or approvals; provided, however, that such term shall not include any management rights held by a Member solely in its capacity as a Manager.

“Nonparty Affiliates” has the meaning set forth in Section 6.13.

“Oil and Gas Business” means the business of leasing, acquiring, exploring, exploiting, producing, marketing, gathering, processing, dehydrating, compressing, treating, transporting, fractionating, handling and/or storing hydrocarbons and related products.

“Oil and Gas Business Opportunity” means any Business Opportunity, transaction or other matter that involves the Oil and Gas Business.

“Oil and Gas Interest” means (a) oil, gas, and mineral leases, leasehold interests, mineral fee interests, royalty and overriding royalty interests, production payments, and all rights and interests in lands and leases pooled, unitized, or communitized therewith (referred to in this Agreement as a “Lease”), (b) wells or future wells located on a Lease or on lands pooled, unitized, or communitized therewith, (c) oil, gas, or mineral unitization, pooling, operating, or communitization agreements, declarations, or orders, and the units created thereby, (d) oil and gas sales, purchase, transportation, gathering, balancing, exchange, and processing contracts, casinghead gas contracts, operating agreements, farmout agreements, farm-in agreements, saltwater disposal agreements, water injection agreements, line well injection agreements, road use agreements, surface use agreements, rights of way, easements, licenses, permits, surface leases, and other related agreements and instruments, (e) personal property, improvements, lease and well equipment, pipelines, pumps, sulfur recovery facilities, dehydration facilities, treating facilities, values, meters, separators, tanks, tank batteries, and other fixtures located on, attributable to, or used in connection with any other Oil and Gas Interest, and (f) land and lease files, abstracts and title opinions, production records, well files, accounting records, tax records related to production taxes, ad valorem taxes and property taxes, seismic records and surveys, gravity maps, electric logs, engineering, geological or geophysical maps, data, and records, and other files, documents, and records related to any other Oil and Gas Interest.

“Partnership Representative” has the meaning set forth in Section 7.6.

“Permitted Transferee” means, a Person to whom Membership Interests in the Company may be transferred with the Approval of LJC, it being understood that LJC can approve its own Dispositions.

“Person” means “Person”, as such term is defined in Section 18-101(14) of the Act.

“Phoenix Capital” means Phoenix Capital Group Holdings, LLC, a Delaware limited liability company.

“Proceedings” means all proceedings, actions, claims, suits, investigations and inquiries by or before any arbitrator or Governmental Entity.

“Public Entity” means the entity whose equity securities are sold in a Public Offering.

“Public Offering” means the sale, in an underwritten public offering registered pursuant to an effective registration statement under the Securities Act, of a Public Entity’s equity securities.

“Registrable Securities” means equity securities of the Public Entity owned by a Holder which are the same class as the Equity Securities sold in the Public Offering.

“Related Party” means, with respect to any Person, (a) any individual to whom such person is related as a spouse or lineal descendant (whether by blood or adoption) or (b) any Affiliates of any of the individual’s referenced in subsection (a) above.

“Representatives” has the meaning set forth in Section 13.16.

“Restricted Party” means a Related Party or its Affiliate.

“Securities Act” means the Securities Act of 1933, as amended.

“Service Provider” means any Person providing services to the Company or its Subsidiaries as a consultant, independent contractor or other contractual relationship or in a Member capacity.

“Shelf Registration Statement” means a registration statement of the Public Entity filed with the Commission on Form S-3 (or any successor form or other appropriate form under the Securities Act) for an offering to be made on a continuous basis pursuant to Rule 415 under the Securities Act (or any similar rule that may be adopted by the Commission) covering the Registrable Securities, as applicable.

“Subsidiary” means, with respect to any Person, (a) any other Person that (i) is Controlled (directly or indirectly) by such Person and (ii) the equity entitled to vote to elect the board of directors, board of managers or other governing authority of which is more than 50% owned (directly or indirectly) by the relevant Person, or, (b) any other Person in which such Person has an ownership interest, but only to the extent that such Person has Control over the actions over the Person in which such Person is an investor. For the avoidance of doubt, “Subsidiary” includes any Person in existence as of the date of this Agreement as well as Persons that may be formed or come into existence after the execution date of this Agreement.

“Treasury Regulations” (or any abbreviation thereof used in this Agreement) means temporary or final regulations promulgated under the Internal Revenue Code.

“Unauthorized Transferred Interest” has the meaning set forth in Section 9.1(c).

“Unit Percentage” means for each Member as of any time of determination, the percentage that the aggregate number of Units held by such Member bears to the aggregate number of Units outstanding.

“Units” means the Class A Units and the Class B Units.

“Unreturned Capital” means, for LJC as of any date, the excess, if any, of (a) the sum of any capital contributions made by LJC pursuant to Section 4.2 over (b) the cumulative amount of money and the Fair Market Value of any property (other than money) distributed to LJC pursuant to this Agreement as of such date.

Section 2.2 References and Construction.

(a) All references in this Agreement to articles, sections, subsections, other subdivisions, schedules and exhibits refer to corresponding articles, sections, subsections, other subdivisions, schedules and exhibits of or to this Agreement unless expressly provided otherwise.

(b) Titles appearing at the beginning of any of such subdivisions are for convenience only and shall not constitute part of such subdivisions and shall be disregarded in construing the language contained in such subdivisions.

(c) The words “this Agreement”, “this instrument”, “herein”, “hereof”, “hereby”, “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.

(d) Words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

(e) Pronouns in masculine, feminine, or neuter gender shall be construed to state and include any other gender.

(f) Examples shall not be construed to limit, expressly or by implication, the matter they illustrate.

(g) The word “or” is not exclusive and the word “includes” and its derivatives means “includes, but is not limited to” and corresponding derivative expressions.

(h) No consideration shall be given to the fact or presumption that one party had a greater or lesser hand in drafting this Agreement.

(i) All references in this Agreement to “$” or “dollars” shall refer to U.S. Dollars.

(j) Unless the context otherwise requires or unless otherwise provided in this Agreement, the terms defined in this Agreement which refer to a particular agreement, instrument or document shall also refer to and include all renewals, extensions, modifications, amendments or restatements of such agreement, instrument or document, provided that nothing contained in this subsection shall be construed to authorize such renewal, extension, modification, amendment or restatement.

(k) References to any Applicable Law shall also refer to and include amendments and supplements to such Applicable Laws and any succeeding Applicable Law and the implementing rules or regulations promulgated thereto.

(l) Schedule I, Exhibit A, Exhibit 9.1, and Exhibit 9.2 to this Agreement are attached hereto. Each such Schedule and Exhibit is incorporated in this Agreement by reference and made a part hereof for all purposes, and references to this Agreement shall also include such Schedule and Exhibit, unless the context in which used shall otherwise require.

ARTICLE III

MEMBERS AND UNITS

Section 3.1 Membership Interests. Each Member’s relative rights, powers, privileges, preferences, restrictions, obligations and liabilities with respect to the Company are represented by such Member’s Membership Interests. The Membership Interests may be divided into different classes.

Section 3.2 Members. As of the Effective Date, the undersigned Class A Members, and Class B Members are the sole Members of the Company. Any Person admitted to the Company as a Member following the Disposition of Units from a Member shall succeed to all of the rights, duties and obligations of the Person Disposing of such Units under this Agreement, other than, for any non-Permitted Transferee, any rights set forth under Section 6.2.

Section 3.3 Additional Members. Upon the approval of the Board, with the approval of LJC, so long as LJC holds a Class A Unit Percentage greater than 51%, additional Persons may be admitted to the Company as Members and, subject to Section 6.9, Units may be authorized and issued to such Persons as determined by the Board on such terms and conditions as the Board may determine at the time of admission. In connection therewith, Schedule I shall be amended to reflect such Capital Contribution and any corresponding change in the Class A Unit Percentage, Class B Unit Percentage or Unit Percentage set forth on Schedule I (provided that a failure to reflect such change or adjustment on Schedule I shall not prevent any otherwise valid change or adjustment from being effective). Upon the Disposition of Units, the Persons receiving such Units may be admitted to the Company as Members in accordance with Section 9.2. As a condition to being admitted as a Member of the Company, any Person must agree to be bound by the terms of this Agreement by executing and delivering a Joinder Agreement and must make the representations and warranties set forth in Section 12.1 to the extent applicable as of the date of such Person’s admission to the Company.

Section 3.4 Liability to Third Parties. Except as expressly provided in the Act, no Member shall be bound or liable for any debts, liabilities, contracts or obligations of the Company whatsoever or as the result of any act or omission of another Member. Except as expressly provided in the Act or this Agreement, no Member shall be obligated to restore any negative balance in its Capital Account or to return any distribution made by the Company to such Member for the account of the Company or any creditor of the Company. If, notwithstanding the foregoing, any court of competent jurisdiction holds that any Member is obligated to restore such negative balance or return or pay any part of any distribution made by the Company to such Member, then such obligation shall be that of such Member alone and not of any other Member. The Company shall not enter into any agreement which shall provide for recourse to any Member or any adverse effect upon the Company if a Member takes or omits to take any action. No recourse to (a) any assets or properties of any members, partners or shareholders of any Member (or any Person that controls such member, partner or shareholder within the meaning of Section 15 of the Securities Act or Section 20 of the Securities Exchange Act of 1934, as amended), (b) any Affiliate of any Member or (c) any former, current or future officer, director, agent, general or limited partner, member, manager, shareholder, employee or Affiliate of any Member or any former, current of future officer, director, agent, general or limited partner, member, manager, shareholder, employee or Affiliate of any of the foregoing shall be had, and no judgment relating to the obligations of any Member under this Agreement (except to the extent any such Person expressly is individually liable thereunder) or for any payment obligations under this Agreement (except to the extent any such Person expressly is individually liable thereunder), or any part thereof, or for any claim based thereon or otherwise in respect thereof or related thereto, shall be obtainable by the Company or any Member against any direct or indirect member, partner, shareholder, incorporator, employee or Affiliate, past, present or future, of any Member.

Section 3.5 Withdrawal. Except as otherwise provided in this Agreement, no Member shall have the right to withdraw, resign or retire from the Company as a Member prior to the dissolution and winding up of the Company and any such withdrawal or resignation or attempted withdrawal or resignation by a Member prior to the dissolution or winding up of the Company shall be null and void. As soon as any Person who is a Member ceases to hold any Units, such Person shall no longer be a Member (it being understood, however, that the applicable provisions of Article VIII shall continue to inure to such Person’s benefit). Each Member waives any and all rights of a resigning or withdrawing member under Section 18-604 of the Act. Any event that terminates the continued membership of any former Member shall not cause the Company to be dissolved.

Section 3.6 Members Have No Agency Authority. Except as expressly provided in this Agreement, no Member (in its capacity as a member of the Company) shall have any agency authority on behalf of the Company or otherwise be able to bind the Company in any manner.

Section 3.7 Units.

(a) Each Member’s Membership Interest in the Company will be represented by the Units issued by the Company to such Member. The Company shall initially have two authorized types of Units, consisting of Class A Units and Class B Units. The Company is authorized to issue up to the following number of Units: (i) 2,000,000 Class A Units and (ii) 7,000,000 Class B Units. Except as otherwise required by non waivable provisions of Applicable Law or as provided herein, only Class A Units shall be entitled to vote on any matter involving the Company or its Subsidiaries, including any matter presented to the Members for approval, and the Class B Units shall not be entitled to vote on any matter involving the Company or its Subsidiaries. Subject to Section 6.9, the Board may authorize and issue additional Units of any series or class and may create additional series or classes of Units through subdivision or by issuance of Units of such class or series, and any such additional series or classes of Units shall have such rights, powers, privileges, preferences, restrictions, obligations and liabilities as the Board shall establish. The Board may, in its sole discretion issue any authorized but unissued Class A Units or Class B Units to such Persons as it may from time to time determine. For purposes of this Agreement, Units held by the Company or any of its Subsidiaries shall be deemed not to be outstanding.

(b) The Units shall be uncertificated unless the Board approves otherwise, in such form and with such legends as the Board shall determine. Fractions of a Unit may be issued with respect to Membership Interests represented by Units. A Member may own one or more classes of Membership Interests, and the ownership of one class of Membership Interests shall not affect the rights, powers, privileges, preferences, restrictions, obligations or liabilities of a Member with respect to the other class(es) of Membership Interests owned by such Member. Any reference herein to a holder of a class of Membership Interests shall be deemed to refer to such holder only to the extent of his or her ownership of such class of Membership Interests.

(c) The initial allocation of Class A and Class B Units is set forth on Schedule I.

(d) Any additional Class A or Class B Units issued to an employee or Service Provider of the Company or any of its Subsidiaries shall be evidenced by an Award Agreement in such form and substance as the Board shall determine and shall, in addition to such other provisions as the Board shall determine, set forth the vesting requirements applicable to such Class A Units or Class B Units, respectively, and the circumstances by which such Class A Units or Class B Units, as applicable, may be forfeited. To the extent any Class A Units or Class B Units are forfeited, they may be reissued by the Board in its sole discretion following the consultation with the then-current Chief Executive Officer of the Company.

Section 3.8 Forfeiture of Units. Each Management Member acknowledges and agrees that any Units, as applicable, held by him or her are subject to the forfeiture and repurchase provisions of this Agreement and the applicable Award Agreement, unless otherwise provided in such Award Agreement. If any Units are forfeited pursuant to this Agreement or the applicable Award Agreement, then such Management Member shall have no rights, and the Company shall have no liabilities or obligations to, such Member in respect of any such forfeited Units.

Section 3.9 Spouses of Members. Spouses of Members who are natural Persons do not become Members as a result of such marital relationship.

Section 3.10 Securities Act Considerations. Any Award Agreements pursuant to which Units may be (or have been) issued, and any related equity incentive plans which may be adopted by the Company, are intended to qualify as a compensatory benefit plan within the meaning of Rule 701 promulgated under the Securities Act, and the issuance of any Units under this Agreement pursuant to any related equity incentive plan is intended to qualify for the exemption from registration under the Securities Act provided by Rule 701 promulgated under the Securities Act; provided that the foregoing shall not restrict or limit the Company’s ability to issue any Units pursuant to any other exemption from registration under the Securities Act available to the Company. The Board may elect to subject the Units and any issuance thereof, and any applicable Award Agreements, to the terms and conditions of any other equity incentive plan of the Company or any of its Subsidiaries, consistent with the terms of this Agreement.

ARTICLE IV

CAPITALIZATION

Section 4.1 Capital Contributions. As of the date hereof, each Member has made the “Initial Capital Contribution” set forth opposite such Member’s name in Schedule I.

Section 4.2 Additional Capital Contributions No Member shall be required to make any Capital Contributions to the Company unless otherwise agreed in writing by such Member and no Member shall be permitted to make any Capital Contributions to the Company other than pursuant to a written request from the Board.

Section 4.3 Interest on and Return of Capital Contributions; Loans. No interest shall accrue on any Capital Contributions and no Member shall have the right to demand or require the return of its Capital Contributions except to the extent expressly provided for in this Agreement and as permitted by Applicable Law. Loans by a Member to the Company shall not be considered Capital Contributions, and, except as otherwise specifically provided for in this Agreement, a Member shall not be required to contribute or lend any cash or property to the Company to enable the Company to return any Member’s Capital Contributions.

ARTICLE V

ALLOCATIONS AND DISTRIBUTIONS

Section 5.1 Allocations for Purposes of Maintaining Capital Accounts. All items of income, gain, loss, deduction and credit shall be allocated among the Members as provided in Exhibit A.

Section 5.2 Distributions.

(a) Subject to Section 5.3, distributions from the Company may be made at any time, and from time to time, as determined by the Board in the manner provided in this Section 5.2. The Board may establish a record date with respect to each distribution made under this Section 5.2, and each such distribution shall be made to the holders of record of the applicable Membership Interests on such record date or, in the absence of any such record date, to the holders of the applicable Membership Interests on the date of the distribution. Without limiting the foregoing, the Board shall have complete discretion to retain funds in the Company to pay or provide appropriate reserves to meet current, or reasonably anticipated, or contingent Company obligations or expenditures. Distributions of property other than cash shall be determined based on its Fair Market Value and, to the extent reasonably practicable as determined in the reasonable judgment of the Board, shall be made in accordance with Section 5.2(b).

(b) Subject to Section 5.3, distributions of cash and other property of the Company shall be distributed to the Members as follows:

(i) first, to LJC until its Unreturned Capital has been reduced to zero;

(ii) second, to (A) the Class A Members, and (B) the Class B Members, in each case, in proportion to their respective Unit Percentages;

provided, that any amounts to which a Member is entitled pursuant to this Section 5.2(b)(ii) shall be reduced (without duplication) by the sum of (x) any wages, consulting fees, commissions or other cash compensation paid to such Member by the Company or any of its Subsidiaries for services rendered to the Company and its Subsidiaries, since such Person’s commencement of service or employment with Company and its Subsidiaries, including, without limitation, the “guaranteed payments” received by such Member, and (y) the out-of-pocket costs incurred by the Company or any of its Subsidiaries for any health, welfare, retirement, fringe or other similar benefits provided to such Person since such Person’s commencement of service or employment with Company and its Subsidiaries, including, without limitation, any portion of health insurance premiums paid by the Company or any of its Subsidiaries on behalf of such Member and employer contributions on behalf of such Member to a retirement plan sponsored by the Company or any of its Subsidiaries, in each case, as determined by the Board. For the avoidance of doubt, the amount by which a Member’s distributions are reduced under the proviso in the immediately preceding sentence may be distributed to the Members according to this Section 5.2(b) or retained by the Company, as determined by the Board.

(c) Payment of all cash distributions made by the Company to a Member shall be made by wire transfer (or ACH) of immediately available funds in accordance with such written instructions to the Company as may be provided by such Member from time to time.

(d) The Company shall be permitted to withhold from distributions or other amounts payable pursuant to this Agreement, or pay federal, state, local or non-U.S. taxes on behalf of Members or otherwise, in each case, as required by Applicable Law, and further, the Company may permit the withholding, and provide for the remittance, of federal, state, local or non-U.S. taxes from distributions and other payments to the Company by third parties as required by Applicable Law. Any of the preceding amounts withheld or paid shall be considered distributions paid by the Company to the applicable Members for purposes of this Agreement or, to the extent any such amount has not been or is not expected to be withheld from a distribution, the Company may require each Member on whose behalf such withholding or payment was made to reimburse the Company promptly in cash for any such amount. The Members shall furnish to the Company from time to time all such information as is required by Applicable Law or otherwise reasonably requested by the Company (including certificates in the form prescribed by the Internal Revenue Code and applicable Treasury Regulations or Applicable Law) to permit the Company to ascertain whether and in what amount withholding or other tax payments are required or payments to the Company are required to have tax withheld or deducted and paid as required by Applicable Law. If the Company determines that amounts are required to be withheld or paid in respect of any Member or that it will require any Member to reimburse the Company for any such amount, the Company shall use commercially reasonable efforts to notify the applicable Member prior to any such withholding or payment and to cooperate with such Member to reduce or eliminate any such withholding or payment to the extent the Company determines it is reasonably practicable to do so.

Section 5.3 Tax Distributions.

(a) As soon as practicable after the close of each calendar quarter, the Company may estimate the amount of the Company’s taxable income allocable to each Member for federal income tax purposes for the period beginning on the first day of the fiscal year through the end of such calendar quarter, excluding any amounts payable as a guaranteed payment under this Agreement. The Company, if determined by the Board, shall advance to each Member at such time an amount equal to the excess, if any, of (i) the product of (A) the Applicable Rate multiplied by (B) the Company’s taxable ordinary income or capital gain, as the case may be, estimated to be allocable by the Company to such Member from the beginning of the fiscal year containing such calendar quarter through the end of such calendar quarter over (ii) the total distributions pursuant to Section 5.2, advances pursuant to this Section 5.3 or other amounts previously or contemporaneously paid by the Company to such Member for the fiscal year containing such calendar quarter. Any amounts paid to a Member under this Section 5.3 shall be treated as advances against distributions otherwise payable by the Company to such Member (or its transferees), including under Section 5.2 or Section 10.2, as the case may be. The Company shall make distributions under this Section 5.3 only to the extent of available Distributable Cash.

(b) For purposes of Section 5.3(a), the “Applicable Rate” means 45%. Notwithstanding the foregoing, the Board, in its sole discretion, may increase or reduce the Applicable Rate, including to take into account changes in the highest combined marginal tax rate on ordinary income, capital gain or self-employment income, as the case may be, federal and state tax rates applicable to a Member’s state of residence or incorporation, or as otherwise determined by the Board. Each Member shall cooperate fully to provide the Company with the residence or incorporation of all of its individual and corporate direct and indirect owners. For the avoidance of doubt, distributions under this Section 5.3 are not required to be made pro rata, either in accordance with Unit Percentages or in accordance with allocations of taxable income.

(c) For the avoidance of doubt, notwithstanding the foregoing, no distributions shall be made under this Section 5.3 for amounts that are taxable as a result of Section 704(c) of the Code or received as guaranteed payments under Section 707(c) of the Code.

ARTICLE VI

MANAGEMENT AND GOVERNANCE PROVISIONS

Section 6.1 Management by the Board.

(a) Except for matters in which the approval of is required by the nonwaivable provisions of the Act or by this Agreement, the powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of managers, who shall be referred to in this Agreement individually as a “Manager” or collectively as the “Managers”, and who shall act as a board (when acting as a board, the Manager(s) as the “Board”), which Board shall collectively act as the “manager” of the Company (as such term is used in the Act). No Manager in his or her individual capacity as such shall have the authority to bind the Company, such powers being reserved to the Managers acting through the Board, unless the Board or the Members, as applicable, have authorized such Manager to take such action or as otherwise provided by this Agreement. In addition to the powers that now or hereafter can be granted under the Act and to all other powers granted under any other provision of this Agreement the Board shall have (subject to the Act and all consent rights and other limitations in this Agreement) full power and authority to do all things on such terms as they may deem necessary or appropriate to conduct, or cause to be conducted, the business and affairs of the Company, subject to the provisions of this Agreement. Any determination to be made herein by the Board shall be made in the sole discretion of the Board unless expressly stated otherwise.

(b) Except as otherwise provided in this Agreement, each Member hereby (i) specifically delegates to the Board (which authority may be delegated by the Board to an officer) its rights and powers to manage and control the business and affairs of the Company in accordance with the provisions of Section 18-407 of the Act, and (ii) waives its right to bind the Company, as contemplated by the provisions of Section 18-402 of the Act. No Member, in such capacity (for the avoidance of doubt, excluding other capacities, such as a Manager, officer, employee, Service Provider or agent of the Company, if such Member also serves in any such other roles), shall take part in the operation, management or control of the Company.

Section 6.2 Composition of Board.

(a) From and after the date of this Agreement unless changed in accordance with Section 6.2(b), the number of individuals comprising the entire Board of the Company shall be initially be one, which may be modified by LJC so long as LJC holds a Class A Unit Percentage greater than 51%, and thereafter by Member(s) collectively holding a Class A Unit Percentage greater than 51%, each of whom shall be natural Persons and none of whom need be Members or residents of the State of Delaware. The initial designee to the Board, as prescribed by the foregoing provisions of this Section 6.2(a) is Adam Ferrari. The Board shall be composed of such Person(s) and designees, each of whom shall serve until his or her successor is duly selected in accordance with this Agreement and qualified or until such individual’s death, Disability, retirement, resignation or removal pursuant to Section 6.3.

(b) The number of Managers serving on the Board, from time to time, may be increased by the Board, with the consent of LJC (so long as LJC holds a Class A Unit Percentage greater than 51%).

(c) The Board may appoint an executive committee or any other committee or committees of the Company or its Subsidiaries for any purpose or purposes to the extent permitted by Applicable Law, which committee or committees will have such powers as specified in the resolution of appointment.

Section 6.3 Removal of Managers.

(a) Any Manager may resign at any time by giving written notice to the Board. The resignation of any Manager shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective. If any Manager is the subject of civil or criminal charges instituted by a Governmental Entity based upon allegations of breach or violation of securities Laws or the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq., or is indicted, convicted or enters a plea of no contest or nolo contendere to any felony or other crime involving moral turpitude, then such Manager shall automatically be removed from the Board.

(b) A Manager may be removed at any time, with or without cause, by the Member(s) having the right to designate such Manager pursuant to Section 6.2. The removal of a Manager shall be effective only upon receipt of notice thereof by the remaining Managers.

Section 6.4 Vacancies. In the event that a vacancy is created on the Board at any time by the death, Disability, retirement, resignation or removal of a Manager, LJC, so long as LJC holds a Class A Unit Percentage greater than 51%, and thereafter the Member(s) collectively holding a Class A Unit Percentage greater than 51%, shall have the sole and exclusive right to designate a replacement therefor.

Section 6.5 Meetings of Board. Meetings of the Board, regular or special, may be held either in or outside of the State of Delaware.

(a) If there is more than one manager, regular meetings of the Board, shall initially be held quarterly at such times and places as may be fixed from time to time by the Board and communicated to all Managers. Any and all business may be transacted at any regular meeting.

(b) Any Manager may call a special meeting of the Board by giving 24 hours prior notice to each other Manager, personally or by Electronic Transmission, or overnight courier. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board need be specified in the notice or waiver of notice of such meeting.

(c) At every meeting of the Board, the presence (in Person, by telephone or by proxy, which proxy must be revocable at any time) of a majority of the total number of Managers will be necessary to constitute a quorum. Any Manager attending or participating in a meeting of the Board will be deemed to have waived any notice requirement unless his or her presence at such meeting was for the sole purpose of objecting to the failure of notice. If a quorum shall not be present at any meeting of the Board, the Managers present may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present. At any such adjourned meeting at which a quorum is present, any business may be transacted that might have been transacted at the meeting as originally convened.

(d) Subject to the provisions of this Agreement and Applicable Law regarding notice of meetings and the granting of proxies, Persons serving on the Board (i) unless otherwise restricted by the Certificate or this Agreement, may participate in and hold a meeting of the Board by using conference telephone, Electronic Transmission, or similar communications equipment by means of which all Persons participating in the meeting can hear each other, and (ii) may grant a proxy to another Manager or delegate its right to act to another Manager which proxy or delegation shall be effective as the attendance or action at the meeting or action by written consent of the Manager giving such proxy or delegation. Participation in a meeting pursuant to this Section 6.5 shall constitute presence in Person at such meeting, except when a Person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting was not lawfully called or convened.

(e) All meetings of the Board shall be presided over by the chairman of the meeting, who shall be a Person designated by LJC, so long as LJC holds a Class A Unit Percentage greater than 51%. The chairman of any meeting of the Board shall determine the order of business and the procedure at the meeting, including the keeping of minutes of such meeting and such regulation of the manner of voting and the conduct of discussion as determined by him to be in order.

Section 6.6 Decisions Made by Vote.

(a) For purposes of any vote, approval, consent or other action to be taken by the Board, each Manager shall possess one vote. On each matter properly submitted to the Board for approval, the act of a majority in number of the Persons then serving on the Board shall be necessary and sufficient for the adoption of any resolution, the making of any decision, the delegation of any authority, or the taking of any action by the Board.

(b) Any action required or permitted to be taken at any meeting of the Board may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the requisite number of Managers that would be necessary to constitute a quorum and to authorize or take such action at a meeting of the Board. An Electronic Transmission by a Manager, or a facsimile or similar reproduction of a writing signed by a Manager, shall be regarded as signed by the Manager for purposes of this Section 6.6(b).

Section 6.7 Compensation of Managers. The Managers shall not receive from the Company any compensation for managing the affairs of the Company in their capacity as Managers.

Section 6.8 Duties of Managers and Members.

(a) To the fullest extent permitted by the Act, a Person, in performing his or her duties and obligations as a Manager under this Agreement, shall be entitled to act or omit to act at the direction of the Member or Members that designated such Person to serve on the Board, provided that such Person has acted in good faith and considering only such factors, including the separate interests of the designating Members, as such Manager or Members choose to consider, and any action of a Manager or failure to act, taken or omitted in good faith reliance on the foregoing provisions shall not, as between the Company and the other Members, on the one hand, and the Manager or Members designating such Manager, on the other hand, constitute a breach of any duty (including any fiduciary or other similar duty, to the extent such exists under the Act or any other Applicable Law) on the part of such Manager or Members to the Company or any other Manager or Member of the Company. To the fullest extent permitted by the Act and notwithstanding anything in this Agreement to the contrary, other than (i) the implied contractual covenant of good faith and fair dealing and (ii) any such duties as such Manager may have to the Member or Members that designated such Manager to serve on the Board, (A) no Member, in its capacity as a Member, shall have any duty, fiduciary or otherwise, to the Company or any other Member in connection with the business and affairs of the Company or any consent or approval given or withheld pursuant to this Agreement and (B) no Manager, in such Person’s capacity as a Manager, shall have any duty, fiduciary or otherwise, to the Company or to any Member.

(b) The Members (in their own names and in the name and on behalf of the Company) hereby:

(i) agree that (A) the terms of this Section 6.8, to the extent that they modify or limit a duty or other obligation, if any, that a Manager may have to the Company or any other Member under the Act or other Applicable Law are reasonable in form, scope and content; and (B) the terms of this Section 6.8 shall control to the fullest extent possible if it is in conflict with a duty, if any, that a Manager may have to the Company or another Member, under the Act or any other Applicable Law; and

(ii) waive to the fullest extent permitted by the Act and subject to the limitations in Section 6.8(a), any duty or other obligation, if any, that a Member may have to the Company or another Member, pursuant to the Act or any other Applicable Law, to the extent necessary to give effect to the terms of this Section 6.8.

(c) The Members (in their own names and in the name and on behalf of the Company), acknowledge, affirm and agree that they have reviewed and understand the provisions of Sections 18-1101(b) and (c) of the Act.

(d) Notwithstanding anything in this Agreement to the contrary, the officers of the Company, acting in their capacities as such, shall each owe fiduciary duties to the Company, including the duty of care and the duty of loyalty, as if the officers were officers of a corporation governed by the Delaware General Corporation Law.

Section 6.9 Actions Requiring Class A Member Approval.

(a) In addition to any other matters under Applicable Law or pursuant to the provisions of this Agreement that require the approval of, or a determination by, the Board, the Company (or the officers and agents acting on its behalf), on its own behalf or on behalf of any of its Subsidiaries, shall not take any of the following actions without having first received the approval of the holders of at least 85% of the Class A Unit Percentage collectively, in accordance with this Agreement:

(i) to authorize additional Equity Securities or a new class or series of securities of the Company or any of its Subsidiaries;

(ii) to amend the 2024 Long Term Incentive Plan or any other incentive equity plan of the Company or any of its Subsidiaries to allow for the issuance of any interests in the Company or any of its Subsidiaries in excess of the amount currently contemplated by the 2024 Long Term Incentive Plan or any other incentive equity plan of the Company or any of its Subsidiaries; or

(iii) to take any action, authorize or approve, or enter into any binding agreement with respect to or otherwise commit to do any of the foregoing.

(b) The Members acknowledge and agree, notwithstanding anything to the contrary in this Agreement, including the terms of Section 13.3, or in the Act, that the matters described in this Section 6.9 require the approval of the Class A Members holding the Class A Unit Percentage specified in Section 6.9(a) only and that no separate or additional Member vote, consent or approval shall be required in order for the Company to undertake such action.

Section 6.10 Officers.

(a) The Board may, with the approval of LJC, so long as LJC holds a Class A Unit Percentage greater than 51%, from time to time, designate one or more Persons to be officers of the Company. No officer need be a resident of the State of Delaware, a Member or a Manager. Any such officers so designated shall have such authority and perform such duties as the Board may, from time to time, delegate to them. The Board may assign titles to particular officers. Unless the Board decides otherwise, if the title is one commonly used for officers of a business corporation formed under the Delaware General Corporation Law (or any successor statute), the assignment of such title shall constitute the delegation to such officer of the authority and duties that are normally associated with that office, subject to any specific delegation of authority and duties made to such officer by the Board pursuant to this Section 6.10 and the other terms and provisions hereof. Each officer shall hold office until his or her successor shall be duly designated and shall qualify or until his or her death or until he shall resign or shall have been removed in the manner provided in this Agreement. Any number of offices may be held by the same Person. The salaries or other compensation, if any, of the officers of the Company shall be fixed from time to time by the Board, with the approval of LJC, so long as LJC holds a Class A Unit Percentage greater than 51%.

(b) Any officer may resign as such at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time be specified, at the time of its receipt by the Board. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation. Any officer may be removed as such, either with or without cause, by the Board; provided, however, that such removal shall be without prejudice to the contract rights, if any, of the Person so removed. Designation of an officer shall not of itself create contract rights. Any vacancy occurring in any office of the Company may be filled by the Board.

Section 6.11 Management of Subsidiaries. Unless otherwise determined by the Board, each Subsidiary of the Company which is Controlled by the Company shall be managed as follows: (a) if such Subsidiary is a limited liability company, such limited liability company shall be member-managed by the Company; (b) if such Subsidiary is a partnership, such partnership shall be managed so that the Board directs the business and affairs of, and makes decisions for, such Subsidiary either (i) as general partner of such partnership, or (ii) through another Subsidiary managed by the Company that serves as general partner of such partnership; or (c) if such Subsidiary is a corporation or other type of business entity or is a manager-managed limited liability company, the Company shall take such actions as are necessary to ensure that the governance of each Subsidiary shall parallel the governance of the Board to the extent allowed by any contracts affecting the Subsidiary.

Section 6.12 Discharge of Duty; Reliance on Reports. Each Manager may rely and shall be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture, or other paper or document believed by it to be genuine and to have been signed or presented by the Board. The Board may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it and any act taken or omitted in reliance upon the opinion of such Persons as to matters that the Managers reasonably believe to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.

Section 6.13 No Recourse Against Nonparty Affiliates. All claims, obligations, liabilities, or causes of action (whether in contract or in tort, in law or in equity, or granted by statue) that may be based upon, in respect of, arise under, out of or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and are those solely of) the entities that are Members to this Agreement or to whom have been transferred Equity Securities (“Contracting Parties”). No Person who is not a Contracting Party, including without limitation any director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, or representative of, and any financial advisor or lender to, any Contracting Party, or any director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, or representative of, and any financial advisor or lender to any, of the foregoing (“Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or granted by statue) for any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach, and, to the maximum extent permitted by law, each Contracting Party hereby waives and releases all such liabilities, claims, causes of action, and obligations against any such Nonparty Affiliates. Without limiting the foregoing, to the maximum extent permitted by law, (a) each Contracting Party hereby waives and releases any and all rights, claims, demands, or causes of action that may otherwise be available at law or in equity, or granted by statute, to avoid or disregard the entity form of a Contracting Party or otherwise impose liability of a Contracting Party on any Nonparty Affiliate, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise; and (b) each Contracting Party disclaims any reliance upon any Nonparty Affiliates with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement. Notwithstanding anything herein to the contrary, nothing in this Section 6.13 shall release or otherwise relieve any Person for any liability for actual and intentional fraud.

Section 6.14 Member Meetings.

(a) Location; Quorum; Voting; Record Dates; Notices. To the extent a meeting of the Members is required by non-waivable Applicable Law or this Agreement, Member meetings shall be held at the principal office of the Company or at such other place within or without the State of Delaware specified in the notice or waivers of notice thereof. Unless otherwise determined by the Board, no Members other than Class A Members shall be entitled to vote on any matters requiring the vote of Members except to the extent required under non-waivable Applicable Law. Except as otherwise provided herein or under Applicable Law, the presence of the Class A Members holding a majority of the Class A Unit Percentage present in Person or represented by proxy and entitled to vote shall constitute a quorum at any meeting of the Class A Members for the transaction of business, and the affirmative vote of the Class A Members holding a majority of the Class A Unit Percentage of the outstanding Class A Units shall constitute the act of the Members. To the extent a vote of Class B Members is required, solely with respect to the Class B Members, the presence of Members holding a majority of the Class B Unit Percentage outstanding present in Person or represented by proxy and entitled to vote, shall constitute a quorum at any meeting of the Class B for the transaction of business, and the affirmative vote of the Class B Members holding a majority of the Class B Unit Percentage then outstanding shall constitute the act of the Class B; provided, however, that any Class B Member who is not an employee of, or a Service Provider to, the Company or its Subsidiaries shall not be entitled to vote. A Member may vote at a meeting at which such Member is entitled to vote by a written proxy executed by that Member and delivered to a Manager, Member or the Secretary. A proxy shall be revocable unless it is stated to be irrevocable. The Board may set in advance a date for determining the Members entitled to notice of and to vote at any meeting. All record dates shall be not more than 50 days prior to the date of the meeting to which such record date relates. Meetings of Members may be called, and notices of meetings may be given, at any time and for any reason by the Board, in its sole discretion. Notice of meetings of Members shall be given not less than 10 days nor more than 50 days prior to the meeting to each Member. Notice may be waived by the Members. Any such notice shall state briefly the purpose, time and place of the meeting. All such meetings shall be held at such place, within or outside the State of Delaware, as the Board shall designate and during normal business hours. Members may participate in a meeting of the Members by means of conference telephone, video conference or similar communications equipment by means of which all Persons participating in the meeting can hear and speak to each other, and such participation in a meeting shall constitute presence in Person at the meeting.

(b) Waiver of Notice. Attendance of a Member at a meeting shall constitute a waiver of notice of such meeting, except where such Member attends the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

(c) Action by Written Consent. Any action required or permitted to be taken at a particular meeting may be taken without a meeting, without notice and without a vote if a consent in writing setting forth the action so taken is signed by Class A Members holding a majority of the Class A Unit Percentage then outstanding Class A Units, or, to the extent the vote of Class B Members is required, solely with respect to the Class B Members, the Class B Members, respectively, that are Service Providers holding a majority of the Class B Unit Percentage then outstanding and held by Service Providers.

(d) Matters to be Approved by Members. The Members in their capacity as Members shall make only those decisions which by the provisions of this Agreement or under applicable non-waivable Applicable Law are required to be decided by the Members. Any action purportedly taken by the Members contrary to this provision shall be null and void and without effect.

(e) Implementation of this Agreement. Each Member entitled to vote on matters submitted to the vote of the Members, as the case may be, agrees to vote the Membership Interests owned by such Member upon all matters arising under this Agreement submitted to a vote of the Members, as the case may be, in a manner that will implement the provisions of this Agreement.

Section 6.15 Expulsion of a Member. Except as otherwise provided in a Member’s Award Agreement, a Member shall be expelled from the Company and its Units purchased by the Company upon demand by LJC, so long as LJC holds a Class A Unit Percentage greater than 51%, or otherwise by the Board upon a determination that the Member (i) has failed to meet performance standards or other duties and obligations to the Company, whether arising under this Agreement, any other agreement between the Member and the Company, any policy of the Company, applicable law or otherwise, (ii) has committed a felony or other act of or omission involving dishonesty, embezzlement, fraud, misappropriation or other act of moral turpitude, or (iii) has willfully and persistently failed to follow reasonable directives of the Board and officers to whom the Member reports, or in the case of a Manager reasonable directives from LJC, or the requisite vote of the Class A Members. Unless otherwise provided in an Award Agreement, or other agreement, the purchase price for such expelled Member’s Units (after giving effect to any forfeiture of such Units under any applicable Award Agreement or other agreement) shall be equal to such expelled Member’s then existing Capital Account.

Section 6.16 Call Right. Except as otherwise provided in a Member’s Award Agreement, upon termination of the Employment Period of a holder of Units for any reason other than upon a Liquidity Event, (each a “Triggering Event”) the Company shall have the option to buy all or portion of the Units in the Company owned by such Person. Unless otherwise provided in an Award Agreement, or other agreement, the purchase price for such Person’s Units (after giving effect to any forfeiture of such Units under any applicable Award Agreement or other agreement) shall be equal to such Member’s Capital Account as of the date of such Triggering Event. The Company may exercise this option by written notice given to such Person or such Person’s legal representative or person legally entitled to such holder’s applicable interests in the Company (the “Call Notice”) within 180 days of the applicable Triggering Event. Notwithstanding the foregoing to the contrary, the Company may assign some or all of its option to purchase any interests to which the Company is entitled to purchase under this Section 6.16 to the remaining Members on a pro-rata basis or such basis as the Board with the consent of LJC may determine or to a third party (the “Option Assignees”). If the Company exercises its option the Company shall purchase the applicable interests using a Company Promissory Note or as otherwise elected by the Board in its sole discretion.

ARTICLE VII

ACCOUNTING AND BANKING MATTERS; TAX MATTERS

Section 7.1 Books and Records; Reports; Audits.

(a) The Company shall keep and maintain, or cause to be kept and maintained, full and accurate books of account for the Company in accordance with GAAP consistently applied and in accordance with the terms of this Agreement. Such books shall be maintained at the principal United States office of the Company. No Person other than the Board or a Class A Member or its respective agents shall have the right to review, inspect, or copy (i) Schedule I or (ii) the Company’s tax returns or any other Member’s Schedule K-1.

(b) So long as LJC holds a Class A Unit Percentage greater than 51%, LJC shall have the right to conduct, or cause to be conducted, audits of the books and records of the Company. The expenses of such audits shall be borne by the Company. Except to the extent required by the Act, no other Member in its capacity as a Member will have the right to conduct, or cause to be conducted, audits of the books and records of the Company, unless requested by a Member or Member(s) holding a majority of the Class A Unit Percentage greater than 51% and to the extent a Member is so entitled to such information, such information shall constitute “Confidential Information” for purposes of Section 13.16.

Section 7.2 Fiscal Year. The calendar year shall be selected as the accounting year of the Company, unless otherwise determined by the Company, and the books of account shall be maintained as determined by the Company.

Section 7.3 Bank Accounts. At the direction of the Board, the Chief Financial Officer and any other authorized officer of the Company shall cause one or more bank accounts to be maintained in the name of the Company in such bank or banks as may be determined by the Board, which accounts shall be used for the payment of expenditures incurred by the Company and in which shall be deposited any and all receipts of the Company. All such receipts shall be and remain the property of the Company, shall be received, held and disbursed by the Board for the purposes specified in this Agreement and shall not be commingled with the funds of any other Person.

Section 7.4 Tax Partnership. The Members agree to classify the Company as a partnership for federal tax purposes. Neither the Company, any Member nor any officer or other representative of any of the foregoing shall file an election to classify the Company as an association taxable as a corporation for federal tax purposes. Notwithstanding the foregoing, it is agreed that this Section 7.4 shall not be applicable pursuant to an Internal Restructure pursuant to Section 9.5 or if the tax status of the Company were to be reclassified as a result of a merger or other transaction whereby the Company is being sold to a third party and such merger or transaction is approved by the Board in accordance with the terms of this Agreement.

Section 7.5 Tax Elections. The Company will make the following elections, unless otherwise determined by the Company:

(a) To elect the calendar year or a fiscal year as the Company’s taxable year, as permitted by Applicable Law;

(b) To elect to deduct the organizational expenses of the Company;

(c) Unless directed otherwise by LJC, so long as LJC holds a Class A Unit Percentage greater than 51%, to elect to have the “new” partnership audit provisions of Subchapter C of Chapter 63 of the Code (as amended by the Bipartisan Budget Act of 2015) not apply to the Company; and

(d) To elect with respect to such other federal, state and local tax matters as the Board shall approve.

Section 7.6 Partnership Representative.

(a) The partnership representative of the Company pursuant to Section 6223(a) of the Code shall be designated (and may be removed and redesignated) from time to time by the Board (and if applicable the Board shall appoint a designated individual through whom the Partnership Representative will act) (the partnership representative and its designated individual, the “Partnership Representative”). Subject to the other provisions of this Article VII, the Partnership Representative shall have all of the powers and authority of a partnership representative under the Code (and analogous rights under other tax law) and shall represent the Company with respect thereto. The Partnership Representative shall provide to the Members prompt notice of any material communication to or from, or material agreements with, any federal, state, or local tax authority regarding any material Company tax return or other material Company tax matter.

(b) Notwithstanding anything contained herein to the contrary, the Partnership Representative is hereby authorized, with the consent or at the direction of the Board, to take the following actions or inactions at the Company’s cost: (i) make any elections or decisions under the Code or other tax law, including without limitation, with respect to any IRS examination of the Company commenced under Section 6231(a) of the Code, (ii) conduct or make any decision to initiate any administrative or judicial proceedings involving the Company under the Code or other tax law, (iii) make a request for administrative adjustment with respect to the Company under Section 6227 of the Code, (iv) file a petition for readjustment under Section 6234 of the Code (including choice of judicial forum) with respect to an FPAA, (v) appeal an adverse judicial decision with respect to tax, (vi) make any decision regarding the compromise, settlement or dismissal of any such proceedings and (vii) take any other similar actions or inactions.

(c) With respect to any tax audit of the Company, the Partnership Representative may cause the Company to make a timely election under Section 6226(a) of the Code (a “Push-Out Election”) with respect to any imputed underpayment. After any such Push-Out Election is made, the Company shall timely furnish to the IRS or other applicable tax authority, and each person that was a Member of the Company during the reviewed year to which such underpayment relates, a statement (the “Section 6226 Statement”) of such Member’s share of any adjustment to income, gain, loss, deduction or credit for the reviewed year. Each Member receiving a Section 6226 Statement with respect to a reviewed year shall timely report and pay such Member’s tax liability imposed for the Member’s taxable year that includes the date on which the Section 6226 Statement was furnished to the Member, which tax liability shall include the “adjustment amounts” described in Section 6226(b)(2) of the Code or similar amounts under other applicable tax law, including interest determined in the manner and at the underpayment rate specified in Section 6226(c)(2) of the Code and any applicable penalties and additions to tax. Each such Member shall timely provide to the Company such evidence as the Board reasonably requires, to establish the Member’s compliance with the requirements of Section 6226 of the Code or other applicable tax law.

(d) If for any reason the Company is liable for any tax, imputed underpayment, interest or penalty as a result of any audit under the “new” partnership audit provisions of Subchapter C of Chapter 63 of the Code, as amended by the Bipartisan Budget Act of 2015 (collectively, “Partnership Audit Payments”), then:

(i) Each person who was a Member during any portion of the reviewed year (including, without limitation, former Members) shall indemnify and pay the Company an amount equal to such Person’s proportionate share of such liability, based on the amount each such Person should have borne (computed at the tax rate used to compute Company’s liability) had the Company’s tax return for such taxable year reflected the relevant audit adjustments, and the expense for the Company’s payment of such Partnership Audit Payments shall be specially allocated to such Persons (or their successors) in such proportions. Notwithstanding the foregoing, such apportionment of liability shall also take into account the extent to which the Company’s imputed underpayment was modified by adjustments under Section 6225(c) of the Code (to the extent approved by the IRS or other applicable tax authority) and attributable to (A) a particular Member’s tax classification, tax rates, tax attributes, the character of tax items to which the adjustment relates, and similar factors, or (B) the Member’s filing of an amended return for the Member’s taxable year that includes the end of the Company’s reviewed year and payment of required tax liability in a manner that complies with Section 6225(c)(2) of the Code or other applicable tax law. To the extent an imputed underpayment results from the reallocation of a distributive share of any Company tax item from one Member to another, the Member(s) whose shares of any item of income or gain are increased, or whose shares of any item of loss, deduction or credit are decreased, shall be treated as bearing the economic burden of such imputed underpayment.

(ii) The Company shall, subject to the direction of the Board, determine a tentative apportionment of the Partnership Audit Payments among the Members and former Members and shall notify such Persons as soon as reasonably practicable of its determination. Each such Member or former Member may promptly object to such apportionment and propose an alternative basis of apportionment or adjustment thereto and the basis therefor. The Company shall then determine a final apportionment in its reasonable discretion.

(iii) The Company, at the direction of the Board, may apply any distributions, fees or other amounts payable under this Agreement to any Member or any Affiliate of such Member to offset any amounts due to the Company from such Member pursuant to this Section 7.6.

(e) The provisions of this Section 7.6 shall survive the termination or dissolution of the Company or the termination of any Member’s interest in the Company and shall remain binding on the Members for as long a period of time as is necessary to resolve with any taxing authorities any and all U.S. federal income and other relevant tax matters of the Company.

(f) The Members hereby consent to any amendments to this Section 7.6 that the Board determines are reasonably necessary and appropriate to address any new or additional guidance provided in Treasury Regulations or other IRS guidance relating to the matters contemplated or otherwise intended to be covered by this Section 7.6, or to take into account any subsequently enacted amendments to the relevant statutory or other legal provisions.

Section 7.7 Tax Returns. The Company shall prepare and timely file all federal, state, local and non-U.S. tax and information returns required to be filed by the Company, and shall provide appropriate Schedules K-1 to the Members as soon as reasonably possible after the close of the Company’s taxable year. In addition, the Company shall provide, to the extent reasonably available, such other information as a Member may reasonably request for purposes of complying with applicable tax reporting requirements.

ARTICLE VIII

INDEMNIFICATION

Section 8.1 Power to Indemnify in Actions, Suits or Proceedings. The Company shall indemnify any Person who was or is a party or is threatened to be made a party to any threatened, pending or completed Proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he, she or it is or was a Member, officer, Partnership Representative, designated individual or Manager of the Company, or such Member, officer, Partnership Representative, designated individual or Manager of the Company is or was serving at the request of the Company as a member, officer, or director of another limited liability company, corporation, partnership, joint venture, trust or other enterprise or as an agent of the Company (a “Covered Person”), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such Covered Person in connection with such Proceeding, provided that (a) with respect to any Member or officer of the Company, such Covered Person acted in good faith and in a manner such Covered Person reasonably believed to be in or not opposed to the best interests of the Company, (b) with respect to a Manager of the Company, such Covered Person had no reasonable cause to believe his or her conduct was unlawful, or (c) with respect to any criminal action or Proceeding, such Covered Person had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that a Covered Person did not act in good faith and in a manner which such Covered Person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or Proceeding, had reasonable cause to believe that his or her conduct was unlawful.

Section 8.2 Expenses Payable in Advance. Expenses incurred by a Covered Person in defending or investigating a threatened or pending Proceeding shall be paid by the Company in advance of the final disposition of such Proceeding upon receipt of an undertaking by or on behalf of such Covered Person to repay such amount if it shall ultimately be determined that such Covered Person is not entitled to be indemnified by the Company as authorized by this Article VIII.

Section 8.3 Nonexclusivity of Indemnification and Advancement of Expenses. The indemnification and advancement of expenses provided by or granted pursuant to this Article VIII shall not be deemed exclusive of any other rights (to the extent any such other rights exist) to which those seeking indemnification or advancement of expenses may be entitled under any agreement, contract, vote of Members or the Board or pursuant to the direction (howsoever embodied) of any court of competent jurisdiction or otherwise, both as to action in a Covered Person’s official capacity and as to action in another capacity while holding such office, it being the policy of the Company that indemnification of the Persons specified in Section 8.1 shall be made to the fullest extent permitted by law. The provisions of this Article VIII shall not be deemed to preclude the indemnification of any Person who is not specified in Section 8.1 but whom the Company has the power or obligation to indemnify under the provisions of the Act or otherwise.

Section 8.4 Insurance. On such terms as the Board approves, the Company shall purchase and maintain insurance on behalf of any Person who is or was a Covered Person against any liability asserted against such Covered Person and incurred by such Covered Person in any such capacity, or arising out of such Covered Person’s status as such, whether or not the Company would have the power or the obligation to indemnify the Covered Person against such liability under the provisions of this Article VIII.

Section 8.5 Survival of Indemnification and Advancement of Expenses. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VIII shall, unless otherwise provided when authorized or ratified, continue as to a Person who has ceased to be a Member, Manager or officer and shall inure to the benefit of the heirs, executors and administrators of such a Person and shall survive the liquidation of the Company. No amendment or repeal of the provisions of this Article VIII which adversely affects the rights of any Covered Person under this Article VIII with respect to the acts or omissions of such Covered Person at any time prior to such amendment or repeal shall apply to such Covered Person without the written consent of the Covered Person.

Section 8.6 Limitation on Indemnification. Notwithstanding anything else in this Agreement to the contrary, the Company shall not be obligated to indemnify any Covered Person for (a) any Proceeding initiated by such Covered Person against the Company unless that Proceeding was brought to enforce such Covered Person’s right to indemnification under this Article VIII and, in such Proceeding, it is determined that such Covered Person is entitled to indemnification, or (b) any Proceeding brought by the Company against such Covered Person unless such Covered Person is found not to be liable to the Company. The obligation of the Company to provide indemnification under this Article VIII shall be limited to the assets of the

Company, including any insurance proceeds of insurance purchased under Section 8.4, and no Member shall have any personal liability or any liability to any third party with respect thereto (for the avoidance of doubt, this Section 8.6 does not limit a Member’s obligation to make Capital Contributions to the Company as required under this Agreement).

Section 8.7 Indemnification of Employees and Agents. The Company may, to the extent authorized from time to time by the Board, provide rights to indemnification and the advancement of expenses to employees and agents of the Company who are not Covered Persons similar to those conferred in this Article VIII to Members or Managers of the Company.

Section 8.8 Severability. The provisions of this Article VIII are intended to comply with the Act. To the extent that any provision of this Article VIII authorizes or requires indemnification or the advancement of expenses contrary to the Act or the Certificate, the Company’s power to indemnify or advance expenses under such provision shall be limited to that permitted by the Act and the Certificate and any limitation required by the Act or the Certificate shall not affect the validity of any other provision of this Article VIII.

Section 8.9 Member Notification. To the extent discretionary to the Company, the Board shall approve or disapprove of indemnification or advancement of expenses under this Article VIII. Any indemnification of or advance of expenses to any Person entitled or authorized to be indemnified under this Article VIII shall be reported in writing to the Board with or before the notice or waiver of notice of the next Board meeting or with or before the next submission to the Board of a consent to action without a meeting and, in any case, within the three-month period immediately following the date the indemnification or advance was made.

Section 8.10 Savings Clause. If this Article VIII or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless any Person entitled to be indemnified pursuant to this Article VIII as to costs, charges and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative to the full extent permitted by any applicable portion of this Article VIII that shall not have been invalidated and to the fullest extent permitted by Applicable Laws.

Section 8.11 Scope of Indemnity. For the purposes of this Article VIII, references to the “Company” include all constituent entities, whether corporations or otherwise, absorbed in a consolidation or merger as well as the resulting or surviving entity. Thus, any Person entitled to be indemnified or receive advances under this Article VIII shall stand in the same position under the provisions of this Article VIII with respect to the resulting or surviving entity as he would have if such merger, consolidation, or other reorganization never occurred.

ARTICLE IX

DISPOSITIONS OF MEMBERSHIP INTERESTS; INTERNAL RESTRUCTURE

Section 9.1 Dispositions.

(a) Except as set forth in this Article IX or otherwise provided for in the applicable Award Agreement, no Member (nor any spouse, executor, administrator, guardian, other legal representative or any successor or assign thereof, of a Member) (each, a “Disposing Member”) may Dispose of any Membership Interests. Any attempted Disposition that is not in accordance with this Article IX shall be, and is hereby declared, null and void ab initio, and the Company shall not recognize or be bound by such attempted Disposition on the transfer books of the Company or the Capital Accounts of the Members. To the fullest extent permitted by Applicable Laws, in the case of a Disposition or attempted Disposition of a Membership Interest that is not made in accordance with the provisions of this Article IX or the applicable Award Agreement, the parties engaging or attempting to engage in such Disposition shall be liable to indemnify and hold harmless the Company and the other Members from all losses, costs, liability and damages that any of such indemnified Persons may incur (including incremental tax liability and reasonable attorney’s fees and expenses) as a result of such Disposition or attempted Disposition and efforts to enforce the indemnity granted hereby. The Members agree that a breach of the provisions of the restrictions on Dispositions set forth in this Article IX may cause irreparable injury to the Company and the Members for which monetary damages (or other remedy at law) are inadequate in view of (i) the complexities and uncertainties in measuring the actual damages that would be sustained by reason of the failure of a Person to comply with such provisions, and (ii) the uniqueness of the Company’s business and the relationship among the Members. Accordingly, the Members agree that the restrictions on Dispositions may be enforced by specific performance. A Member shall not Dispose, or permit the Disposition of, any Units with a purpose of avoiding restrictions on Disposition set forth in this Agreement.

(b) Unless otherwise provided in an Award Agreement, any transferee of Membership Interests pursuant to a Disposition permitted by, and consummated in compliance with, this Article IX shall become a Member automatically upon the effectiveness of such Disposition.

(c) Each Member hereby agrees to notify the Company immediately upon obtaining knowledge of any change or purported change in any beneficial interest (whether direct or indirect) in the Membership Interests held by such Member that occurred without the prior written consent of the Board. Upon any involuntary Disposition of a Membership Interest as the result of the death, divorce or bankruptcy or other forfeiture or foreclosure, or if, in contravention to the provisions of this Agreement, the Company is required by a Governmental Entity to recognize a Disposition of a Membership Interest that is not made in accordance with the provisions of this Article IX (such Membership Interest, an “Unauthorized Transferred Interest”), (i) the holder of the Unauthorized Transferred Interest shall not become a Member and (ii) the rights of the holder of the Unauthorized Transferred Interest with respect to such Unauthorized Transferred Interest and under this Agreement shall be strictly limited to the Disposing Member’s rights to allocations and distributions as provided by this Agreement with respect to the Unauthorized Transferred Interest, and the obligations of the holder of the Unauthorized Transferred Interest with respect to such Unauthorized Transferred Interest and under this Agreement shall be the same as the obligations of the Disposing Member with respect to the Unauthorized Transferred Interest. Unless otherwise provided in the applicable Award Agreement, the Company shall have the right to repurchase any Unauthorized Transferred Interests (or any portion thereof) at any time as determined by the Board, for a purchase price as set forth below and on such other terms and conditions as the Board shall determine, and the Company may assign all or a portion of such purchase right to any Person, including any Member. The purchase price with respect to any such repurchase shall be payable, at the Company’s election, either a wire transfer (including ACH) of immediately available funds or a Company Promissory Note, or any combination thereof. The purchase price for any Unauthorized Transferred Interests (or any portion thereof) shall be equal to, in the case of an involuntary Disposition on account of death or divorce, the Fair Market Value of such Unauthorized Transferred Interests (or any such portion thereof), and, in the case of any other involuntary Disposition, the lesser of (A) the Fair Market Value of such Unauthorized Transferred Interests (or any such portion thereof) and (B) the amount of the indebtedness or other liability that gave rise to the involuntary Disposition, plus the excess, if any, of the aggregate Capital Contributions made with respect to such Unauthorized Transferred Interests (or any such portion thereof) over the aggregate distributions (or deemed distributions) made in respect to such Unauthorized Transferred Interests (or any such portion thereof).

(d) Any Disposition of Membership Interests pursuant to this Section 9.1 may be made only if the Board shall have received an executed written Joinder Agreement of the transferee (or the Member, in the case of indirect Dispositions), in form and substance satisfactory to the Board, whereby the transferee, if applicable, agrees to be bound by all of the provisions of this Agreement applicable to Members and the applicable Disposing Member. Unless waived by the Board, a Disposition of Membership Interests pursuant to this Section 9.1 (other than in connection with a Drag-Along Sale of all of the outstanding Membership Interests) may be made only if (i) such Disposition would not violate the Act, the Securities Act or any state securities or blue sky Laws applicable to the Company or the Membership Interest to be transferred; (ii) such Disposition would not cause the Company to be considered a publicly traded partnership under Code Section 7704(b); (iii) such Disposition would not cause the Company to lose its status as a partnership for U.S. federal income tax purposes; (iv) such Disposition would not require the Company or any Manager to register as an investment adviser under the Investment Advisers Act of 1940 or to register as an investment company under the Investment Company Act of 1940; and (v) the transferee of such Disposition is not, in the sole determination of the Board, a competitor with the Business of the Company; provided, however, that the Board may waive compliance with the foregoing subsections (b) through (e) with respect to any Disposition of Membership Interests. Unless waived by the Board, the Disposing Member of Membership Interests pursuant to this Section 9.1 (other than in connection with a Drag-Along Sale of all of the outstanding Membership Interests) shall, prior to the effectiveness of such Disposition, deliver to the Company the representations set forth in Exhibit 9.1 and an opinion of counsel, in form and substance satisfactory to the Board, to the effect that such Disposition complies with subsections (a) through (d) of the foregoing sentence.

Section 9.2 Substitution.

(a) Unless an assignee of a Membership Interest becomes a Member in accordance with the provisions set forth below, such assignee shall not be entitled to any of the rights granted to a Member hereunder in respect of such Membership Interest, other than the right to receive allocations of income, gain, loss, deduction, credit and similar items and distributions to which the assignor would otherwise be entitled, to the extent such items are assigned, and the obligations of such assignee shall be the same as the obligations of the assignor with respect to the assigned Membership Interest.

(b) An assignee of the Units of a Member, or any portion thereof, may become a Member entitled to all of the rights of a Member in respect of such Units if (i) the assignor gives the assignee such right, (ii) the Board consents in writing to such substitution; provided, however, that no such consent by the Board shall be required in respect to Disposition to a Permitted Transferee, and (iii) the assignee executes and delivers such instruments (including the joinder agreement attached as Exhibit 9.2 (the “Joinder Agreement”)), in form and substance reasonably satisfactory to the Board, as the Board may deem reasonably necessary to effect such substitution and to confirm the agreement of the assignee to be bound by all of the terms and provisions of this Agreement.

Section 9.3 Permitted Transfers.

(a) Subject to Section 9.1(d), a Member may Dispose all or any portion of its Membership Interests (i) with the approval of LJC, so long as LJC holds a Class A Unit Percentage greater than 51%, (ii) if so obligated, pursuant to a Drag-Along Sale obligation in accordance with Section 9.4, or (iii) if so obligated, pursuant to an Internal Restructure in accordance with Section 9.5. Subject to Section 9.1(d), any Member may Dispose all or any portion of its Membership Interests with the consent of the LJC. The spouse of a Member who is not already a Member of the Company who receives Membership Interests pursuant to a dissolution of marriage, legal separation, property settlement agreement or any other involuntary transfer shall not constitute a Permitted Transferee.

(b) A Class A or Class B Member may Dispose its Class A or Class B Units solely to the extent expressly permitted by the applicable Award Agreement covering such Class A or Class B Units, as applicable.

Section 9.4 Drag-Along Right.

(a) In the event (i) a LJC proposes to Dispose of any or all of its Units, or (ii) the Board approves a transaction that, after giving effect to such transaction, will result in a Person (or Persons), that is not a Member, owning Equity Securities of the Company or its successor with the right to receive 60% or greater of the distributions of the Company or assets of the Company with a value equal to or greater than 60% of the aggregate value of the Company (either (i) or (ii), a “Drag-Along Sale”), the selling Member or the Board (the “Dragging Member”), or the Board, as applicable, shall have the right to require all (but not less than all) of the other Members (each, a “Drag-Along Member”) to sell all, but not less than all, of their Equity Securities in such Drag-Along Sale, in accordance with and subject to Section 9.4(b).

(b) If the Drag-Along Sale is structured as (i) a merger, conversion, Membership Interest exchange or consolidation of the Company and/or its Subsidiaries taken as a whole, then each holder of Membership Interests (including each of the Drag-Along Members) shall waive any appraisal rights or similar rights in connection therein and shall consent thereto, (ii) a sale of all of the Membership Interests, then each holder of Membership Interests (including each of the Drag-Along Members) shall sell all of its Membership Interests on the terms and conditions of such Drag-Along Sale, or (iii) a sale of less than all of the Units of the Dragging Member, then each Drag-Along Member shall sell a percentage of its Membership Interests equal to the percentage of such Dragging Member’s Units being sold, on the terms and conditions of such Drag-Along Sale. The holders of Membership Interests (including each of the Drag-Along Members) shall promptly take all reasonably necessary and desirable actions requested by the Dragging Member in connection with a Drag-Along Sale, including the execution of such agreements and instruments and other actions necessary to provide representations, warranties, indemnities and escrow/holdback arrangements relating to such Drag-Along Sale; provided, however, that (A) any liabilities or indemnities for which a Drag-Along Member may be responsible shall be on a several, and not joint or joint and several, basis, (B) no Drag-Along Member shall be liable for the breach of any covenant by any other Drag-Along Member, (C) in no event shall a Drag-Along Member be required to make representations and warranties or provide indemnities as to any other Member, (D) any liability relating to representations and warranties (and related indemnities) or other indemnification obligations (including escrow/holdback arrangements) regarding the business of the Company in connection with the proposed Disposition shall be shared by all Drag-Along Members pro rata in proportion to the consideration being received in such Drag-Along Sale by such parties and (E) in no event shall a Drag-Along Member be responsible for any liabilities or indemnities in connection with such Drag-Along Sale in excess of the proceeds received by such Drag-Along Member in the Drag-Along Sale (notwithstanding the foregoing subsections (A) through (E), any Drag-Along Member may waive application of any such subsection to itself).

(c) If the Dragging Member desires to effect a Drag-Along Sale with respect to a Drag-Along Member’s Membership Interests, then the Dragging Member shall notify such Drag-Along Member in writing of such proposed Disposition (the “Drag-Along Notice”). The Drag-Along Notice shall set forth (a) the name and address of the proposed purchaser and (b) a copy of the written proposal pursuant to which the Drag-Along Sale shall be effected containing all of the material terms and conditions thereof, including the form of consideration and per Unit purchase price proposed to be paid in connection with such Drag-Along Sale (provided, however, that if the failure of the Drag-Along Notice to contain any such information shall not be a basis for liability or relieve a Drag-Along Member from its obligations under this Section 9.4). Upon consummation of the Drag-Along Sale, each Drag-Along Member shall receive the same proportion of the aggregate consideration from such Drag-Along Sale that such Drag-Along Member would have received if such the implied enterprise value of the Company represented by such aggregate consideration had been distributed by the Company in complete liquidation pursuant to Section 10.2. If some or all of such consideration is other than cash, then such consideration shall be deemed to have a dollar value equal to its Fair Market Value, and all Drag-Along Members shall receive the same form of consideration. The Company shall bear the fees, costs and expenses incurred in connection with any Drag-Along Sale, except for any such fees, costs or expenses incurred by or on behalf of any holder of Membership Interests for its sole benefit. None of the Dragging Member or its Affiliates shall have any liability in connection with the pursuit, consummation, postponement, abandonment or terms and conditions of any Drag-Along Sale.

(d) Notwithstanding anything herein to the contrary, all the terms and conditions of this Section 9.4 are subject to Section 9.7.

(e) Each Member makes, constitutes, and appoints any member of the Board, in his or her official Company capacity, as its true and lawful attorney-in-fact for such Person and in its name, place, and stead and for its use and benefit, to sign, execute, certify, acknowledge, swear to, file, and record any instrument that is now or may hereafter be deemed necessary by the Company in its reasonable discretion to carry out fully the provisions and the agreement, obligations, and covenants of such Member in this Section 9.4 in the event that such Member is or becomes a Drag-Along Member pursuant to this Section 9.4. Each Member hereby gives such attorney-in-fact full power and authority to do and perform each and every act or thing whatsoever requisite or advisable to be done in connection with such Member’s obligations and agreements as a Drag-Along Member pursuant to this Section 9.4 as fully as such Member might or could do personally, and hereby ratifies and confirms all that any such attorney-in-fact shall lawfully do or cause to be done by virtue of the power of attorney granted by this Agreement. The power of attorney granted pursuant hereto is a special power of attorney, coupled with an interest, and is irrevocable, and shall survive the bankruptcy, insolvency, dissolution or cessation of existence of the applicable Member.

Section 9.5 Internal Restructure.

(a) Subject to the consent of the Board in accordance with Article VI, at any time on or after the date of this Agreement, the Company may effect an Internal Restructure on such terms as the Board in the exercise of its reasonable discretion deems advisable and consistent with the provisions set forth in the following sentence. Each Member agrees that it will consent to and raise no objections to an Internal Restructure; provided that (i) the Internal Restructure is undertaken in a manner that results in the Members continuing to have substantially the same direct or indirect ownership of the Company or surviving entity as owned by the Members prior to the Internal Restructure, (ii) the Internal Restructure substantially preserves the relative economic interests, preferences, priorities and designations of the Members in the Company or any entity that succeeds to the Company in such Internal Restructure transaction and (iii) the Internal Restructure would not result in the imposition of any greater individual liability on the Members for the debts, obligations, or liabilities of the Company or for the contribution of capital to the Company or surviving entity. Each Member hereby agrees that it will execute and deliver all agreements, instruments and documents as are required, in the reasonable judgment of the Board to be executed by such Member in order to consummate the Internal Restructure while continuing in effect, to the extent consistent with such Internal Restructure, the terms and provisions of this Agreement, including those provisions granting the Board authority to manage the affairs of the Company, granting certain Persons the right to nominate and cause the election of Managers, governing transfers of interests in the Company or other equity securities and indemnification.

(b) The Members acknowledge that an Internal Restructure may be undertaken in connection with other events, such as a Public Offering of the Company, an acquisition of another business or entity or the sale of equity in the surviving entity to other Persons and, if so determined by the Board, such Internal Restructure shall be deemed completed immediately before any such event.

(c) The Members acknowledge that, to engage in an initial Public Offering, it may be necessary or advisable for the Company to merge or convert into a corporation (a “Conversion”). Accordingly, if the Board determines it to be in the best interests of the Company to engage in an initial Public Offering and to effect a Conversion, the Members agree that the Company’s capital structure shall be restructured in the manner described in this Section 9.5 and the Members shall vote and take all other action necessary in order to effect such Conversion.

(d) Upon the consummation of an Internal Restructure, the surviving entity or entities shall assume or succeed to all of the outstanding debt and other liabilities and obligations of the Company. The governing instruments of the surviving entity shall incorporate the governance provisions of this Agreement. All Members shall take such actions as may be reasonably required and otherwise cooperate in good faith with the Company in connection with consummating an Internal Restructure including a Conversion including voting for or consenting thereto.

Section 9.6 Registration Rights. At or prior to the consummation of an initial Public Offering, the Public Entity and the Holders shall enter (and each of the Members shall cause the Public Entity to enter) into a registration rights agreement in customary form providing for registration rights of Registrable Securities, which registration rights agreement shall include provisions incorporating, among other terms, (a) demand registration rights in favor of the Company to the extent it holds Registrable Securities, (b) the obligation of the Public Entity to file a Shelf Registration Statement as soon as practicable following “shelf” eligibility, which Shelf Registration Statement shall offer to include in such registration all Registrable Securities held by Holders of Registrable Securities who are not entitled to transfer such Registrable Securities pursuant to Rule 144 under the Securities Act without volume limitations, (c) “piggyback” registration rights in favor of all Holders of Registrable Securities, (d) customary provisions in respect of priority in demand and “piggyback” registrations, (e) customary provisions in respect of lock-up periods in connection with the initial Public Offering and any subsequent Public Offering (provided that no such lock-up period shall be waived unless such waiver is made equally available to all Members), (f) customary blackout periods for demand registration rights and shelf registration rights intended to prevent interference with material transactions of the Public Entity, (g) customary provisions obligating the Public Entity to bear all reasonable fees and expenses relating to registration and sale of Registrable Securities pursuant to the registration rights agreement, other than (i) any fees or expenses of any counsel retained by a holder of Registrable Securities (provided, that the Public Entity shall bear reasonable fees and expenses of one (1) legal counsel retained by holders of Registrable Securities for fees and expenses incurred relating to the registration and sale of Registrable Securities pursuant to the registration rights agreement) and (ii) any underwriter’s fees (including discounts and commissions) related to the distribution of Registrable Securities not sold by the Public Entity and (h) customary indemnification provisions.

Section 9.7 Non-Accredited Investors. Notwithstanding anything herein to the contrary, in connection with any Drag-Along Sale or Internal Restructure, if any Members which are not then accredited investors (as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act) are to receive any equity securities in a transaction not involving a Public Offering or the Drag-Along Sale or Internal Restructure with respect to a Member would otherwise require under applicable securities Laws the registration of the offer and sale of any equity securities, then, in the discretion of the Board, the Company shall require each such Member to (a) receive solely cash in such transaction or (b) appoint a “purchaser representative” (as contemplated by Rule 506 of Regulation D promulgated under the Securities Act) selected by the Board.

ARTICLE X

DISSOLUTION, LIQUIDATION, AND TERMINATION

Section 10.1 Dissolution. The Company shall dissolve and its affairs shall be wound up upon the first to occur of the following:

(a) the determination by LJC, to dissolve the Company;

(b) the election by the Board to dissolve the Company;

(c) the sale of all or substantially all of the Company’s assets, unless the Members unanimously approve the continuation of the Company; or

(d) entry of a decree of judicial dissolution of the Company under Section 18-802 of the Act.

Section 10.2 Liquidation and Termination. On dissolution of the Company, the liquidator shall be a Person selected by the Board. The liquidator shall proceed diligently to wind up the affairs of the Company at the direction of the Board and make final distributions as provided in this Agreement and in the Act. The costs of liquidation shall be borne as a Company expense. The steps to be accomplished by the liquidator are as follows:

(a) As promptly as possible after dissolution and again after final liquidation, the liquidator shall cause a proper accounting to be made of the Company’s assets, liabilities, and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable.

(b) Upon approval of the winding up and dissolution of the Company, the liquidator shall pay, satisfy or discharge from Company funds all of the debts (including debts owing to any Member), liabilities and obligations of the Company (including all expenses incurred in liquidation) or otherwise make adequate provision for payment and discharge thereof (including the establishment of a cash escrow fund for contingent liabilities in such amount and for such term as the liquidator may reasonably determine).

(c) The liquidator shall cause any notices required by Applicable Law to be sent to each known creditor of and claimant against the Company in the manner described by Applicable Law.

(d) All remaining assets shall be distributed to the Members in accordance with the positive balance (if any) of such Member’s Capital Account, after giving effect to all adjustments thereto, including pursuant to Section (B)(a)(iii) of Exhibit A.

(e) All distributions in kind to the Members shall be valued for purposes of determining each Member’s interest therein at its Fair Market Value (net of liabilities secured by the distributed property that the Member is considered to assume or take subject to under Code Section 752) at the time of such distribution. Further, each Oil and Gas Interest distributed in kind shall be distributed so that, to the extent reasonably practicable, each Member receives the same undivided interest in each Oil and Gas Interest, and such distributions shall be made subject to the liability of each distributee for costs, expenses, and liabilities theretofore incurred or for which the Company has committed prior to the date of termination, and those costs, expenses, and liabilities shall be allocated to the distributee pursuant to this Section 10.2.

(f) Any distribution to the Members in liquidation of the Company shall be made by the later of the end of the taxable year in which the liquidation occurs or 90 days after the date of such liquidation. For purposes of the preceding sentence, the term “liquidation” shall have the same meaning as set forth in Treasury Regulations Section 1.704-1(b)(2)(ii). The distribution of cash and/or property to a Member in accordance with the provisions of this Section 10.2 constitutes a complete return to the Member of its Capital Contribution and a complete distribution to the Member of its Membership Interest and all the Company’s property and constitutes a compromise to which all Members have consented within the meaning of Section 18-502(b) of the Act. To the extent that a Member returns funds to the Company, it has no claim against any other Member for those funds.

(g) If a sale of the Company is structured as a sale of Membership Interests (whether a direct sale, a merger, an exchange of interests, or other similar transaction), the amount of the aggregate purchase price to be allocated among the Members participating therein shall be determined in a manner consistent with the amounts that would have been distributed to such Members participating therein in accordance with Section 5.2.

Section 10.3 Deficit Capital Accounts. No Member shall be obligated to restore a deficit balance in its Capital Account at any time or make a contribution to the Company except as provided herein or as it may have agreed in a separate agreement.

Section 10.4 Certificate of Cancellation. On completion of the distribution of Company assets as provided in this Agreement, the Company shall be terminated and the Members shall file a certificate of cancellation with the Secretary of State of Delaware, cancel any other filings made pursuant to Section 1.5, and take such other actions as may be necessary to terminate the Company.

ARTICLE XI

OUTSIDE ACTIVITIES AND INVESTMENTS

Section 11.1 Outside Activities. Each Management Member acknowledges that such Management Member is or will be an employee of or Service Provider to the Company or any of its Subsidiaries and that the services such Management Member is to render are of a special and unusual character with unique value to the Company. During the period which such Management Member is an employee of or Service Provider to the Company or any of its Subsidiaries (the “Employment Period”), each Management Member shall devote all of such Management Member’s business time, attention and energies to perform and discharge such Management Member’s duties to the Company and its Subsidiaries. In view of the value to the Company of the services to be provided by Management Member during the course of such Management Member’s employment, because of the Business Opportunities and Confidential Information to be obtained by or disclosed to Management Member, and as an inducement to the Company or such Subsidiary to retain the services of the Management Member and to issue to such Management Member Class A Units and/or Class B Units, as applicable, such Management Member covenants and agrees as follows, in each case, subject to Section 11.1(o) and unless otherwise approved by the Board:

(a) During the Employment Period, Management Member and Management Member’s Restricted Parties shall not, directly or indirectly, be employed by, manage, control, or render advisory, consulting or other services to any Person that is engaged in the Business in the Lands or otherwise compete with any member of the Company Group.

(b) During the Employment Period, Management Member and Management Member’s Restricted Parties shall not, directly or indirectly, in any capacity (including, without limitation, as a proprietor, owner, consultant, contractor, joint venturer, agent, equity owner, investor, director or officer or in any other individual or representative capacity), be financially interested in or engage in the Business.

(c) During the Employment Period, Management Member and Management Member’s Restricted Parties shall not, directly or indirectly, in any capacity (including, without limitation, as a proprietor, owner, consultant, contractor, joint venturer, agent, equity owner, investor, director or officer or in any other individual or representative capacity), receive or accept any consideration, remuneration, or property or assets in connection with any Person that is engaged in the Oil and Gas Business or the Business or any Oil and Gas Business Opportunity other than from the Company in connection with the provision of services to the Company.

(d) During the Employment Period, all investments made by Management Member (whether in Management Member’s own name or in the name of any of his or her Related Parties or made by Management Member’s Affiliates), in the Business shall be made solely through the Company; and Management Member will not (directly or indirectly through any of his or her Related Parties) and will not permit any of Management Member’s Affiliates or Related Parties to (i) invest or otherwise participate alongside the Company in any Company Opportunities, or (ii) invest or otherwise participate in any Company Opportunity, regardless of whether the Company ultimately participates in such Company Opportunity, unless otherwise approved by the Board of Managers.

(e) Upon termination of the Employment Period for any reason other than upon a Liquidity Event, Management Member agrees that for a period commencing upon the date of termination of the Employment Period (the “Employment Termination Date”) and ending on the date that is six months after the Employment Termination Date, Management Member and Management Member’s Restricted Parties shall not, directly or indirectly (including, without limitation, as a proprietor, investor, director or officer or in any other individual or representative capacity) (x) own, acquire, or solicit the acquisition of, or assist any other Person to own, acquire or solicit the acquisition of, any Oil and Gas Interests, or any option or other right to acquire any Oil and Gas Interests, in the Lands; or (y) engage in or assist any other Person to engage in the Oil and Gas Business in the Lands.

(f) During the Employment Period and for a period commencing upon the Employment Termination Date and ending on the date that is one year after the Employment Termination Date, Management Member and Management Member’s Restricted Parties may not (i) induce or attempt to induce, directly or indirectly, any employee of the Company or any of its Subsidiaries to terminate his or her employment by the Company or any of its Subsidiaries, (ii) hire any employee (or Person who was previously an employee in the twelve month period prior to such hire) of the Company or any of its Subsidiaries (it being conclusively presumed by the parties to this Agreement that any such hiring within such twelve (12)-month period is in violation of clause (i) above); or (iii) solicit any Person who was a customer, supplier, licensee, licensor, consultant, independent contractor or other business relation of the Company Group in order to induce or attempt to induce such person to cease doing business with, or reduce the amount of business conducted with, the Company Group, or in any way interfere with the relationship between any such customer, supplier, licensee, consultant, independent contractor or business relation of the Company Group, including any sales of Oil and Gas Interests to the Company Entities or owners of Oil and Gas Interests related to any Company Properties.

(g) Without limiting the foregoing, Management Member agrees that in the event Management Member becomes aware during the Employment Period of any Business Opportunities, Management Member shall promptly disclose such Business Opportunities to the Board of Managers and shall provide all information regarding such Business Opportunities to the Board of Managers as may be in the Management Member’s possession and as may be lawfully disclosed by the Management Member. The Management Member agrees and acknowledges that as between the Management Member and the Company, all such Business Opportunities shall be owned by and shall be the property of the Company.

(h) The Company will be the exclusive oil and gas property acquisition investment vehicle and oil and gas operating entity for the Management Member during the Employment Period. The Management Member will be solely committed to the Company and no other enterprise or investments unless otherwise agreed to by the Board.

(i) Except for disclosures required by Applicable Law, each Management Member hereby covenants that, from the Effective Date, and at all times thereafter, neither Management Member nor Management Member’s Affiliates shall make, directly or indirectly, any disparaging or defamatory statements, whether written or oral, regarding the Company, any of its Subsidiaries or any of their respective Affiliates, including any of their respective services, technologies, or practices, or any of their managers, officers, agents, representatives or unitholders, or make any comments concerning any aspect of the employment with the Company Group or any conduct or events which precipitated any termination of the employment or engagement of the Management Member.

(j) Each Management Member acknowledges and agrees that the services to be rendered by Management Member to the Company or any of its Subsidiaries are of a special, unique and extraordinary character and, in connection with such services, Management Member will have access to Business Opportunities and Confidential Information vital to the Company’s businesses. By reason of this, Management Member consents and agrees that if Management Member violates any of the provisions of this Section 11.1, the Company may sustain irreparable harm and, therefore, in addition to any other remedies which the Company may have under this Agreement or otherwise, the Company shall be entitled to seek to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy that may then be available. Management Member hereby waives any requirement for the posting of any bond by the Company in connection with such action. Such right to equitable relief shall be cumulative and in addition to, and not in lieu of, any other remedies to which the Company may be determined to be justly entitled. Further, during any period after the Employment Termination Date in which Management Member is in breach of the covenants set forth in this Section 11.2, the time period of the applicable covenant(s) shall be extended for an amount of time that Management Member is in breach.

(k) Each Management Member agrees to promptly deliver to the Company or destroy (and submit certification of such destruction), upon the expiration of the Employment Period, or at any other time when the Company so requests, all Business Records then in Management Member’s possession which constitute Confidential Information of the Company, and all copies thereof and therefrom. Management Member confirms that all of the Business Records (and all copies thereof and therefrom) that are required to be delivered to the Company or destroyed pursuant to this Section 11.1 constitute the property of the Company. The obligation of confidentiality set forth in Section 13.16 shall continue pursuant to its terms notwithstanding Management Member’s delivery of any such documents to the Company or destruction of any such documents.

(l) Each Management Member agrees that the Company shall own, and Management Member agrees to assign and does hereby assign, all right, title and interest (including patent rights, copyrights, trade secret rights, mask work rights, trademark rights, and all other intellectual and industrial property rights of every kind and nature throughout the world) relating to any and all inventions (whether or not patentable), works of authorship, mask works, designs, know-how, ideas, and information authored, created, contributed to, made or conceived or reduced to practice, in whole or in part, by Management Member during, in whole or in part, the Employment Period, which either (i) relate, at the time of conception, reduction to practice, creation, derivation or development, to the Company or any of its Subsidiaries or any of their respective businesses, planned businesses, or actual or anticipated research or development, or (ii) were developed on any amount of the Company’s or its Subsidiary’s time or with the use of any of their equipment, supplies, facilities, personnel, resources, or Confidential Information (all of the foregoing collectively referred to herein as “Company Intellectual Property”), and Management Member will promptly disclose all Company Intellectual Property to the Company. All of Management Member’s works of authorship and associated copyrights created, in whole or in part, during the Employment Period and in the scope, in whole or in part, of Management Member’s service to the Company and its Subsidiaries shall be deemed to be “works made for hire” within the meaning of the US Copyright Act of 1976. Management Member agrees to perform, during and after the Employment Period, all reasonable acts requested by the Company to assist the Company, at the Company’s expense, in obtaining and enforcing its rights throughout the world in the Company Intellectual Property. Such acts may include execution of documents and assistance or cooperation (i) in the filing, prosecution, registration, and memorialization of assignment of any applicable patents, copyrights, mask work, or other applications, (ii) in the enforcement of any applicable patents, copyrights, mask work, moral rights, trade secrets, or other proprietary rights, and (iii) in other legal proceedings related to the Company Intellectual Property.

(m) The representations and covenants contained in this Section 11.1 on the part of Management Member will be construed as ancillary to and independent of any other provision of this Agreement, and the existence of any claim or cause of action of Management Member against the Company or any officer, Manager, or Member of the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants of Management Member contained in this Section 11.1. In addition, the provisions of this Section 11.1 shall continue to be binding upon Management Member, in accordance with their terms, notwithstanding the termination of Management Member’s employment for any reason.

(n) The parties to this Agreement agree that the limitations contained in this Section 11.1 with respect to time, geographical area, and scope of activity are reasonable. However, if any court shall determine that the time, geographical area, or scope of activity of any restriction contained in this Section 11.1 is unenforceable, it is the intention of the parties that such restrictive covenants set forth in this Agreement shall not thereby be terminated but shall be deemed amended to the extent required to render it valid and enforceable.

(o) Nothing contained in this Section 11.1 shall be construed to prohibit Management Member from (i) investing in stock or other securities listed on a national securities exchange or actively traded in the over-the-counter market of any corporation or other entity engaged in a business or activity competitive with the business of the Company or any of its Subsidiaries; provided that Management Member and the members of Management Member’s immediate family shall not, directly or indirectly, hold more than a total of 2% of all such shares of stock or other securities issued and outstanding, and provided further that Management Member shall not perform any services on behalf of, or in the operation of the affairs of, such corporation or other entity during the Employment Period, or (ii) owning any minority, non-controlling interest in any business enterprise that has Oil and Gas Interests if such interest is owned as of the date of the applicable Award Agreement and disclosed in a schedule attached to such Award Agreement; provided that Management Member and the members of Management Member’s immediate family do not have the right to direct the activities of or associated with the Oil and Gas Interests of such business enterprise to the extent on or within the Lands, (iii) holding investments or engaging in activities approved by the Board, including those existing investments and activities set forth on Exhibit 11.2 or (iv) engage in charitable and civic activities as disclosed to and approved by the Board (which approval shall not be unreasonably withheld, delayed or conditioned); provided that foregoing permitted activities shall not interfere with the Management Member’s provision of services to the Company or any of its Subsidiaries during the Employment Period, as determined by the Board.

(p) In any action brought to enforce the provisions of this Section 11.1, the party that prevails in such action shall be entitled to recover his, her or its reasonable attorney’s fees and costs.

(q) Management Member acknowledges and agrees that Management Member is responsible for causing Management Member’s Restricted Parties to comply with the requirements and restrictions of this Article XI.

ARTICLE XII

REPRESENTATIONS AND WARRANTIES

Section 12.1 Representations and Warranties of the Members. Each Member, severally but not jointly or jointly and severally, represents and warrants solely with respect to itself, to the Company and to the other Members that:

(a) To the extent such Member is an entity, such Member is duly formed, validly existing, and, if applicable, in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to own, lease, and operate its properties and to carry on its business as now being conducted. No actions or Proceedings to dissolve such Member are pending or threatened.

(b) Such Member has full power and authority to execute, deliver, and perform this Agreement and to consummate the transactions contemplated herein. The execution, delivery, and performance by such Member of this Agreement and the consummation by it of the transactions contemplated herein have been duly authorized by all necessary action of such Member. This Agreement has been duly executed and delivered by such Member and constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of such Member, enforceable against such Member in accordance with its terms, except that such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting creditors’ rights generally and (ii) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

(c) The execution, delivery, and performance by such Member of this Agreement and the consummation by it of the transactions contemplated herein (i) do not and will not conflict with or result in a violation of any provision of the governing instruments of such Member or (ii) violate or conflict with any Law or order of any Governmental Entity applicable to such Member.

(d) Such Member is able to bear the economic risks of an investment in the Units and consequently, without limiting the generality of the foregoing, such Member is able to hold its Units for an indefinite period of time and has a sufficient net worth to sustain a loss of all or a portion of its investment in the Units in the event such loss should occur. Such Member has such knowledge and experience in financial and business matters that it is capable of evaluating the risks and merits of an investment in the Units.

(e) Such Member understands and acknowledges that the issuance of the Units is being made in reliance on Section 4(a)(2) and/or Regulation D under the Securities Act, or under other applicable exemptions from registration thereunder. Such Member is acquiring the Units to be purchased by it hereunder solely for its own account or for the account of its Permitted Transferees, for investment purposes, and not with a view to, or for resale in connection with, any distribution of Units in violation of applicable securities laws.

(f) Such Member understands that the Company is relying in part upon the representations and agreements contained in this Section 12.1 for determining whether the offer, sale and issuance of the Units meets the requirements for such exemptions.

(g) Such Member is aware that it must bear the economic risk of its investment in the Units for an indefinite period of time because (i) the Units have not been registered under the Securities Act, or under the securities laws of any state of the United States, and therefore cannot be sold unless they are subsequently registered under the Securities Act and any applicable state securities laws or unless an exemption from such registration is available and, further, that only the Company can take action to register the Units and the Company is under no obligation and does not propose to attempt to do so, and (ii) the Company Agreement provides that a Member may Dispose of its Units only upon the satisfaction of certain conditions. Such Member also recognizes that no U.S. federal or state agency has passed upon the Units to date or made any finding or determination as to the fairness of an investment in the Units.

(h) Such Member who has made a Capital Contribution to the Company is an “accredited investor” as defined in Rule 501(a) of Regulation D under the Securities Act.

(i) Such Member understands that the Units will be “restricted securities” under applicable federal securities laws and that the Securities Act and the rules of the Securities Exchange Commission provide in substance that it may Dispose of the Units only pursuant to an effective registration statement under the Securities Act or an exemption therefrom.

(j) Such Member acknowledges that it understands that Rule 144 promulgated under the Securities Act is not applicable or contemplated to become applicable to the resale of the Units and further acknowledges that the Company will not be obligated to make the filings and reports or to make available publicly the information that is a condition to the availability of Rule 144, or take any other action in furtherance of making any other exemption available.

(k) Such Member understands that, as of the date of this Agreement, the Company has no financial or operating history and there are substantial risks of loss of investment incidental to the purchase of the Units.

(l) Neither such Member, nor any of its beneficial owners (in the case of Members that are entities), appears on the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control of the United States Department of the Treasury or in the Annex to United States Executive Order 132224 – Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism, nor are they otherwise a party with which the Company is prohibited to deal under the laws of the United States. Such Member further represents that the monies used to fund the investment in the Company are not derived from, invested for the benefit of, or related in any way to, the governments of, or Persons (i) within any country under a U.S. embargo enforced by the Office of Foreign Assets Control, (ii) that have been designated as a “non-cooperative country or territory” by the Financial Action Task Force on Money Laundering, or (iii) that have been designated by the U.S. Secretary of the Treasury as a “primary money laundering concern.”

(m) Such Member does not know or have any reason to suspect that (i) the monies used to fund its investment in the Company have been or will be derived from or related to any illegal activities, including but not limited to, money laundering activities and activities in violation of Part 12 of the Anti-Terrorism, Crime and Security Act of 2001 or the Foreign Corrupt Practices Act of 1977, and (ii) the proceeds from such Member’s investment in the Company will be used to finance any illegal or illegitimate activities.

(n) Such Member is eligible to acquire and hold federal oil and gas leases indirectly through the Company.

(o) Such Member acknowledges that the Company will not register as an “investment company” under the Investment Company Act. Accordingly, such Member represents that (i) it is a “qualified purchaser” (as such term is defined in Section 2(a)(51)(A) of the Investment Company Act), (ii) it is an individual or (iii) if not a “qualified purchaser,” and if not an individual, that the number of shareholders, partners or members of such Member has been provided in writing to the Company.

(p) Such Member has not employed or retained any broker, agent, or finder in connection with this Agreement or the Company Agreement or the transactions contemplated herein or therein, or paid or agreed to pay any brokerage fee, finder’s fee, commission or similar payment to any Person on account of this Agreement or the Company Agreement or the transactions provided for herein or therein.

ARTICLE XIII

GENERAL PROVISIONS

Section 13.1 Offset. Whenever the Company is to pay any sum to any Member, any debts, liabilities or amounts determined by the Board to be owed by such Member to the Company or its Affiliates, including any defaulted Capital Contributions, amounts owed under any notes, or any other amounts such Member the currently owes the Company or its Affiliates may be deducted from that sum before payment.

Section 13.2 Notices. Except as expressly set forth to the contrary in this Agreement, all notices, requests, or consents provided for or permitted to be given under this Agreement must be in writing and must be given either by depositing that writing in the United States mail, addressed to the recipient, postage paid, and registered or certified with return receipt requested or by delivering that writing to the recipient in Person, by courier, or by Electronic Transmission. A notice, request or consent given under this Agreement will be effective on receipt by the Person to receive it except that a notice, request or consent given by Electronic Transmission will be effective when sent. All notices, requests, and consents to be sent to a Member must be sent to or made at the addresses given for that Member on Schedule I or such other address as that Member may specify by notice to the other Members. All notices, requests, and consents to be sent to the Company must be sent to or made at the address specified for the Company in Schedule I or such other address as the Company may specify by notice to the Members.

Section 13.3 Amendment and Waivers.

(a) Each Member agrees that the Board may amend, modify, supplement, waive or restate this Agreement in writing at any time to reflect:

(i) a change in the name of the Company in accordance with this Agreement, the location of the principal place of business of the Company or the registered agent or office of the Company which has been approved by the Board;

(ii) without limiting Section 6.9, rights and obligations and other terms and conditions, including rights to voting, distribution and Board representation relating to any additional Membership Interests or any new class of Membership Interests;

(iii) admission or substitution of Members whose admission or substitution has been made in accordance with this Agreement;

(iv) a change that the Board believes is reasonable and necessary or appropriate to qualify or continue the qualification of the Company as a limited liability company under the Applicable Laws of any state or that is necessary or advisable in the opinion of the Board to ensure that the Company will not, prior to the occurrence of an approved Internal Restructure (if applicable), be taxable as a corporation or otherwise taxed as an entity for U.S. federal income tax purposes; and

(v) any such action that is necessary, in the opinion of counsel, to prevent the Company or its officers from in any manner being subjected to the provisions of the Investment Company Act of 1940 or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, whether or not substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor.

(b) Except as otherwise provided in Section 13.3(a), all amendments, modifications, supplements, waivers to or restatements of this Agreement shall be in writing and adopted by the Board; provided, however, except as provided in Section 6.9 (i) any such amendment that materially and disproportionately adversely affects (A) the Class B Members, in their capacities as such, as compared to the Class A Members, in their capacities as such, shall require the consent of the Class B Members that are at such time employees of, or Service Providers to, the Company holding in the aggregate a majority of the Class B Units, or (B) any Class A Member, in its capacity as such, as compared to the other Class A Members, in their capacities as such, shall require the consent of either such affected Class A Member; and (ii) any such amendment to Section 3.4, Section 6.8 or Article VIII that adversely affects a Member shall require the consent of such Member. Except as required by Applicable Law, no amendment, modification, supplement, waiver to or restatement of this Agreement shall require the consent of any Person not a party to this Agreement.

(c) No action taken pursuant to this Agreement, including any investigation by or on behalf of any party hereto, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained in this Agreement. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party hereto to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by Applicable Law.

Section 13.4 Entire Agreement.

This Agreement, together with the certificates, documents, instruments and writings that are delivered pursuant hereto, constitute the entire agreement and understanding of the Members in respect of its subject matters and supersedes all prior understandings, agreements, or representations by or among the Members, written or oral, to the extent they relate in any way to the subject matter of this Agreement or the transactions contemplated by this Agreement.

Section 13.5 Successors and Assigns. Subject to Article IX, this Agreement shall be binding upon and inure to the benefit of the Members and their respective heirs, legal representatives, successors, and assigns.

Section 13.6 Specific Performance. The Members acknowledge that an award of damages for failure to comply with this Agreement would not be an adequate remedy for the Members attempting to enforce this Agreement, and accordingly the Members authorize any such Members to bring an action against the other Members or the Company for a permanent or temporary injunction, to compel the specific performance or any other equitable remedy by such other Members of their obligations to comply with such provisions without the necessity of posting bond or other security in connection therewith.

Section 13.7 Governing Law. THIS AGREEMENT AND THE PERFORMANCE OF THE TRANSACTIONS AND THE OBLIGATIONS OF THE MEMBERS HEREUNDER WILL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW PRINCIPLES.

Section 13.8 Jurisdiction and Venue. IN RESPECT OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, EACH OF THE MEMBERS CONSENTS TO THE JURISDICTION OF THE COURTS OF THE STATE OF DELAWARE AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA, IN EACH CASE LOCATED IN THE STATE OF DELAWARE; AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE BROUGHT IN A FEDERAL OR STATE COURT LOCATED WITHIN THE STATE OF DELAWARE, WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON SUCH PARTY, CONSENTS THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY FIRST CLASS REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, RETURN RECEIPT REQUESTED, DIRECTED TO SUCH PARTY AT THE ADDRESS SPECIFIED PURSUANT TO SECTION 13.2, AGREES THAT SERVICE SO MADE SHALL BE DEEMED TO BE COMPLETED UPON ACTUAL RECEIPT THEREOF, AND WAIVES ANY OBJECTION TO JURISDICTION OR VENUE OF, AND WAIVES ANY MOTION TO TRANSFER VENUE FROM, ANY OF THE AFORESAID COURTS.

Section 13.9 Waiver of Jury Trial. THE MEMBERS WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT AND ANY DOCUMENT EXECUTED IN CONNECTION HEREWITH.

Section 13.10 Directly or Indirectly. Where any provision of this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person, including actions taken by or on behalf of any Affiliate of such Person.

Section 13.11 Severability. If any provision of this Agreement is held to be unenforceable, this Agreement shall be considered divisible and such provision shall be deemed inoperative to the extent it is deemed unenforceable, and in all other respects this Agreement shall remain in full force and effect; provided, however, that if any provision may be made enforceable by limitation thereof, then such provision shall be deemed to be so limited and shall be enforceable to the maximum extent permitted by Applicable Law.

Section 13.12 Further Assurances. In connection with this Agreement and the transactions contemplated by this Agreement, each Member shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions.

Section 13.13 Title to Company Property. All property owned by the Company, whether real or personal, tangible or intangible, shall be deemed to be owned by the Company, and no Member, individually, shall have any ownership of such property. The Company shall hold all of its property in its own name.

Section 13.14 No Third Party Beneficiaries. Except as otherwise provided in Section 6.8(a), Article VIII, Article XI and Section 13.3, it is the intent of the Members that no third party beneficiary rights be created or deemed to exist in favor of any Person not a party to this Agreement, unless otherwise expressly agreed to in writing by the Members.

Section 13.15 Expenses.

(a) All reasonable and actual third party out-of-pocket costs and expenses incurred by the Members in connection with each of their decisions to enter into this Agreement, and the negotiation, execution and delivery of this Agreement and all related documents (including reasonable attorneys’ fees and expenses) shall be paid by the Company.

(b) All reasonable third party out-of-pocket costs and expenses incurred by the Company or any of its Subsidiaries in connection with (i) any contemplated amendment to or waiver of any provision of this Agreement, (ii) the negotiation, execution and delivery of such proposed amendment or waiver, (iii) the Company’s or a Member’s compliance or non-compliance with this Agreement or any other contract or agreement to which it is a party, or (iv) the Company’s or its Subsidiaries’ proposed acquisition of Oil and Gas Interests, (including reasonable attorneys’ fees and expenses and fees and expenses of independent petroleum engineers retained the Board) shall be paid by the Company.

(c) Provided that they are authorized in accordance with the terms of this Agreement, all direct, third party out-of-pocket expenses reasonably incurred in the Company’s business shall be paid with Company funds, including costs of obtaining audits (including the fees and expenses of the Company’s independent auditors), fees and expenses attributable to the preparation of the Company’s tax returns and reports, fees and expenses of independent petroleum engineers retained by the Company, routine outside legal costs, and printing and mailing expenses.

Section 13.16 Confidentiality. Each Member, during the period commencing with the Effective Date (or such later date as a new Member is admitted to the Company in accordance herewith) and continuing through and including the second anniversary of the date that such Member ceases to be a member of the Company as provided herein, (x) will, and will cause each of its agents or other Representatives (as defined below) to, keep confidential all non-public information received from or otherwise relating to, the Company, its Subsidiaries, properties and businesses, including all books and records of the Company and its Subsidiaries (“Confidential Information”), and (y) will not, and will not permit its agents or other Representatives to, (a) disclose Confidential Information to any other Person other than (i) to another party hereto for a valid business purpose of the Company, (ii) in the case of Members who are also officers of the Company, in carrying out their duties in the best interests of the Company, (iii) as specifically authorized by the Board or (iv) in the case of any Member who is not a natural Person, to such Member’s partners, members, or other equityholders, provided that such partners, members, or other equityholders are subject to confidentiality obligations substantially similar to those set forth in this Agreement, or (b) use Confidential Information for anything other than as necessary and appropriate in carrying out the business of the Company. The restrictions set forth in this Section 13.16 do not apply to any disclosures (x) relating to U.S. federal and state income tax treatment and tax structure of the transaction contemplated by this Agreement and all materials of any kind (including opinions and tax analyses) relating to the tax treatment and tax structure, not including information relating to the identity of the Members, their Affiliates, agents, or advisors, and to any disclosures required by law or regulatory authority (pursuant to the advice of counsel) (y) to the extent required by Applicable Law or rule or regulation of any governmental authority or stock exchange rules or (z) in response to any summons or subpoena or discovery or similar request by or before any court, arbitrator or Governmental Entity or pursuant to a request by a regulatory authority having jurisdiction over the business of the disclosing party; provided, that, (1) the Person subject to such disclosure obligations provides prior written notice (to the extent reasonably practicable) to the Company stating the basis upon which the disclosure is asserted to be required, and (2) the Person subject to such disclosure obligations takes all reasonable steps to oppose or mitigate any such disclosure, including, with respect to clauses (y) and (z), to the extent the Company seeks a protective order or otherwise contests such disclosure, the Person subject to such disclosure obligations uses reasonable efforts to cooperate, at the expense of the Company, with the Company in pursuing such protective order. As used in this Agreement the term “Confidential Information” shall not include information that (i) is or becomes generally available to the public other than as a result of a disclosure by a Member or its partners, directors, managers, officers, employees, agents, counsel, investment advisers or representatives (all such Persons being collectively referred to as “Representatives”) in violation of this Agreement, (ii) is or was available to such Member on a non-confidential basis prior to its disclosure to such Member or its Representatives by the Company, (iii) was or becomes available to such Member on a non-confidential basis from a source other than the Company, which source is or was (at the time of receipt of the relevant information) not, to the best of such Member’s knowledge, bound by a confidentiality agreement with (or other confidentiality obligation to) the Company or another Person, or (iv) is required to be disclosed by Applicable Law. The restrictions set forth in this Section 13.16 shall terminate and be of no further force or effect after the second anniversary of the date of the Liquidity Event or the second anniversary of the date of the dissolution of the Company, whichever occurs earlier.

Section 13.17 Counterparts. This Agreement may be executed in any number of counterparts, including by Electronic Transmission, each of which will be deemed an original but all of which together will constitute one and the same instrument.

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EXHIBIT A

Allocations and Tax Procedures

(A) Definitions. In addition to the capitalized terms used in the Agreement, as used in this Exhibit A the following terms shall be defined as follows:

“Adjusted Capital Account” means the Capital Account, with respect to each Member, maintained for such Member as of the end of each Allocation Year of the Company, (a) increased by any amounts that such Member is obligated to restore under the standards set by Treasury Regulations Section 1.704-1(b)(2)(ii)(c) (or is deemed obligated to restore under Treasury Regulations Sections 1.704-2(g) and 1.704-2(i)(5)), and (b) decreased by adjustments that, as of the end of such Allocation Year, are reasonably expected to be made to such Member’s Capital Account to take into account the items described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulations Sections 1.704-1(b)(2)(ii)(d) and 1.704-2 and shall be interpreted consistently therewith.

“Allocation Year” means the taxable year of the Company or any shorter period for which items of Company income, gain, loss, deduction or credit must be allocated among the Members.

“Book Value” means, with respect to any property of the Company, such property’s adjusted basis for U.S. federal income tax purposes, except as follows:

(a) The initial Book Value of any property contributed by a Member to the Company shall be the agreed value of such property;

(b) Upon the occurrence of any of the events described in subsections (i) though (vi) below, the Book Values of all Company property and other assets may be adjusted to equal their respective Fair Market Values (taking Code Section 7701(g) into account) as determined immediately after such event, in the case of the event described in subsection (v) below, and as determined immediately before such event, in all other cases:

(i) the acquisition of a Membership Interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution, if the Board reasonably determines that such adjustment is necessary or appropriate to reflect the relative interests of the Members in the Company;

(ii) the distribution by the Company to a Member of more than a de minimis amount of property as consideration for a Membership Interest in the Company, if the Board reasonably determines that such adjustment is necessary or appropriate to reflect the relative interests of the Members in the Company;

(iii) the liquidation or dissolution of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g)(1) (other than pursuant to Code Section 708(b)(1)(B));

(iv) the grant of an interest in the Company (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Company by an existing Member acting in his capacity as a Member, or by a new Member acting in his capacity as a Member or in anticipation of becoming a Member of the Company, if the Board reasonably determines that such adjustment is necessary or appropriate to reflect the relative interests of the Members in the Company;

(v) the acquisition of an interest in the Company by any new or existing Member upon the exercise of a noncompensatory option in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(s), if the Board reasonably determines that such adjustment is necessary or appropriate to reflect the relative interests of the Members in the Company; and

(vi) at such other times as the Board shall reasonably determine necessary or appropriate in order to comply with Treasury Regulations Sections 1.704-1(b) and 1.704-2;

If any noncompensatory options are outstanding upon the occurrence of an event described in subsections (b)(i) through (vi) above, the Company may adjust the Book Values of its properties in accordance with Treasury Regulations Sections 1.704-1(b)(2)(iv)(f)(1) and 1.704-1(b)(2)(iv)(h)(2);

(c) The Book Value of property distributed to a Member shall be adjusted to equal the Fair Market Value of such property (taking Code Section 7701(g) into account) as of the date of such distribution;

(d) The Book Value of all property shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such property pursuant to Code Section 734(b) or 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m) and either subsection (g) of the definition of Profits or Losses or Section (B)(b)(ix), provided, however, that Book Values shall not be adjusted pursuant to this subsection (d) to the extent that an adjustment to subsection (b) above is made in connection with a transaction that would otherwise result in an adjustment pursuant to this subsection (d); and

(e) If the Book Value of property has been determined or adjusted pursuant to subsection (a), (b) or (d) above, such Book Value shall thereafter be adjusted by the Depreciation taken into account with respect to such property for purposes of computing Profits and Losses and other items pursuant to Section (B).

“Capital Account” means the Capital Account maintained for each Member on the Company’s books and records in accordance with the following provisions:

(a) To each Member’s Capital Account there will be added (i) the amount of money and the Fair Market Value of any other assets contributed by such Member to the Company pursuant to this Agreement, (ii) such Member’s allocable share of Profits and any items in the nature of income or gain that are specially allocated to such Member pursuant to Section (B), or other provisions of this Agreement and (iii) the amount of any Company liabilities assumed by such Member or which are secured by any property distributed to such Member.

(b) From each Member’s Capital Account there will be subtracted (i) the amount of money and the Fair Market Value of any other Company assets distributed to such Member pursuant to any provision of this Agreement, (ii) such Member’s allocable share of Losses and any other items in the nature of expenses or losses that are specially allocated to such Member pursuant to Section (B) or other provisions of this Agreement and (iii) liabilities of such Member assumed by the Company or which are secured by any property contributed by such Member to the Company.

(c) In the event any Membership Interest is transferred (other than by pledge of, or grant of a security interest in, such Membership Interest) in accordance with the provisions of this Agreement, the transferee will succeed to the Capital Account of the transferor to the extent it relates to the Membership Interest that is transferred.

(d) Determination of the amount of any liability for purposes of subsections (a) and (b) above will take into account Code Section 752(c) and any other applicable provisions of the Code and Treasury Regulations.

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Sections 1.704-1(b) and 1.704-2 and will be interpreted and applied in a manner consistent with such Treasury Regulations. In the event that the Board reasonably determines that it is prudent to modify the manner in which the Capital Accounts, or any additions or subtractions thereto, are computed in order to comply with such Treasury Regulations, the Board may make such modification, provided that it is not likely to have a material effect on the amounts distributable to any Member hereunder by the Company.

“Company Minimum Gain” has the meaning given the term “partnership minimum gain” in Treasury Regulations Section 1.704-2(b)(2) and the amount of which shall be determined in accordance with the principles of Treasury Regulations Section 1.704-2(d).

“Depreciation” means, for any Allocation Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such Allocation Year, except that, if the Book Value of an asset differs from its adjusted basis for U.S. federal income tax purposes at the beginning of such Allocation Year, Depreciation will be an amount that bears the same ratio to such beginning Book Value as the U.S. federal income tax depreciation, amortization, or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; except that (a) if the U.S. federal income tax depreciation, amortization, or other cost recovery deduction for such year is zero, Depreciation will be determined with reference to such beginning Book Value using any reasonable method selected by the Board and (b) if the difference between the Book Value and the adjusted tax basis of an asset is being eliminated through the use of the “remedial allocation method,” the depreciation, amortization or other cost recovery deduction with respect to such asset shall be determined under Treasury Regulations Section 1.704-3(d)(2).

“Economic Risk of Loss” has the meaning set forth in Treasury Regulations Section 1.752-2(a).

“Member Nonrecourse Debt” has the meaning set forth for “partner nonrecourse debt” in Treasury Regulations Section 1.704-2(b)(4).

“Member Nonrecourse Debt Minimum Gain” has the meaning set forth for the term “partner nonrecourse debt minimum gain” in Treasury Regulations Section 1.704-2(i)(2).

“Member Nonrecourse Deductions” means any and all items of loss, deduction, expenditure, that, in accordance with the principles of Treasury Regulations Section 1.704-2(i), are attributable to Member Nonrecourse Debt.

“Nonrecourse Deductions” means any and all items of loss, deduction, expenditure (described in Code Section 705(a)(2)(b)), that, in accordance with the principles of Treasury Regulations Section 1.704-2(b)(1), are attributable to a Nonrecourse Liability.

“Nonrecourse Liability” has the meaning assigned to such term in Treasury Regulations Section 1.704-2(b)(3).

“Profits” or “Losses” means, for each Allocation Year, an amount equal to the Company’s taxable income or loss for such period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, deduction or credit required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments (without duplication):

(a) Any income of the Company that is exempt from U.S. federal income tax and not otherwise taken into account in computing Profits and Losses pursuant to this definition of “Profits” and “Losses” shall increase the amount of such taxable income or decrease the amount of such taxable loss;

(b) Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this definition of “Profits” and “Losses” shall decrease the amount of such taxable income or increase the amount of such taxable loss;

(c) In the event the Book Value of any asset is adjusted pursuant to subsection (b) or (c) of the definition of Book Value, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Book Value of the asset) or an item of loss (if the adjustment decreases the Book Value of the asset) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses;

(d) Gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for U.S. federal income tax purposes shall be computed by reference to the Book Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Book Value;

(e) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation;

(f) To the extent an adjustment to the adjusted tax basis of any asset pursuant to Code Sections 734(b) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Account balances as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or an item of loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses; and

(g) Notwithstanding any other provisions of this definition of Profits or Losses, any items that are allocated pursuant to Section (B)(b) shall not be included in computing Profits or Losses. The amounts of the items of Company income, gain, loss, deduction or credit available to be specially allocated pursuant to Section (B)(b) will be determined by applying rules analogous to these set forth in this definition of Profits or Losses.

“Regulatory Allocations” has the meaning set forth in Section (B)(b)(xii).

(B) Allocations for Capital Account Purposes. Items of income, gain, loss, deduction and credit of the Company, as determined for purposes of maintaining Capital Accounts, shall be allocated among the Members for each Allocation Year as provided below.

(a) General. Except as otherwise provided in this Agreement, after giving effect to the special allocations in Section (B)(b), Profits and Losses (and, at the election of the Board, items of income, gain, loss, deduction and credit taken into account in determining Profits and Losses) shall be allocated among the Members as follows:

(i) Allocation of Profits. In the case of Profits (and, at the election of the Board, items thereof):

(A) First, among the Members, in an amount sufficient to reverse the cumulative amount of any Losses allocated to the Members in the current and all prior Fiscal Years, in the reverse order in which such Losses were previously allocated; and

(B) Thereafter, among the Members, in proportion to their respective Unit Percentages (but giving effect to the reductions contemplated by the proviso in Section 5.2(b));

(ii) Allocation of Losses. In the case of Losses (and, at the election of the Board, items thereof):

(A) First, to LJC, Curtis Allen and Lindsey Wilson, pro rata in accordance with their relative Unit Percentages, and subject to Section (B)(b)(iv) below, until each of their Capital Account balances is reduced to zero;

(B) Second, among the other Members, in an amount sufficient to reverse the cumulative amount of any Profits allocated to such Members in the current and all prior Fiscal Years, in the reverse order in which such Profits were previously allocated; and

(C) Thereafter, among the Members, in proportion to their respective Unit Percentages; and

(iii) Allocations Prior to Liquidation. Notwithstanding the foregoing clauses (i) and (ii), with respect to the year of a liquidation of the Company (and, at the election of the Board, any prior year), Profits and Losses (and items thereof) shall be allocated among the Members in a manner such that the Capital Account of each Member, immediately after making such allocations, is, as nearly as possible, equal to the distributions that each Member would be entitled to receive if the Company hypothetically made liquidating distributions to the Members in accordance with Section 5.2 rather than in accordance with Capital Account balances.

(b) Special Allocations. Notwithstanding any other provision of this Section (B), the following special allocations shall be made for each Allocation Year in the following order and priority:

(i) Company Minimum Gain Chargeback. Except as provided in Treasury Regulations Section 1.704-2, if there is a net decrease in Company Minimum Gain during any Allocation Year, each Member shall be allocated items of Company income and gain for such Allocation Year (and, if necessary, subsequent Allocation Years) in the manner and amounts provided in Treasury Regulations Section 1.704-2(g), or any successor provisions. This Section (B)(b)(i) is intended to comply with the partnership minimum gain chargeback requirement in Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(ii) Chargeback of Minimum Gain Attributable to Member Nonrecourse Debt. Except as provided in Treasury Regulations Section 1.704-2, if there is a net decrease in Member Nonrecourse Debt Minimum Gain during any Allocation Year, any Member with a share of Member Nonrecourse Debt Minimum Gain at the beginning of such Allocation Year shall be allocated items of Company income and gain for such Allocation Year (and, if necessary, subsequent Allocation Years) in the manner and amounts provided in Treasury Regulations Section 1.704-2(i)(4), or any successor provisions. This Section (B)(b)(ii) is intended to comply with the chargeback of items of income and gain requirement in Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(iii) Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4) through (6), items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations promulgated under Section 704(b) of the Code, the deficit balance, if any, in each Member’s Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible; provided that, an allocation pursuant to this

Section (B)(b)(iii) shall be made only if and to the extent that such Member would have a deficit in such Member’s Adjusted Capital Account after all other allocations provided in this Exhibit A have been tentatively made as if this Section (B)(b)(iii) were not a part of this Agreement. This Section (B)(b)(iii) is intended to be a “qualified income offset” as that term is used in Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(iv) Stop Loss. No amount of loss or deduction shall be allocated to a Member pursuant to this Section (B) to the extent that such allocation would cause such Member to have a deficit balance in its Adjusted Capital Account at the end of an Allocation Year (or increase any existing deficit balance in its Adjusted Capital Account). All loss and deductions in excess of the limitation set forth in the preceding sentence shall be allocated among such other Members, who have positive Adjusted Capital Account balances, in proportion to such Adjusted Capital Account balances until each Member’s Adjusted Capital Account balance is reduced to zero.

(v) Gross Income Allocations. In the event any Member has a deficit balance in its Capital Account at the end of any Allocation Year in excess of the sum of (A) the amount such Member is obligated to restore pursuant to any provision of this Agreement and (B) the amount such Member is deemed obligated to restore pursuant to Treasury Regulations Sections 1.704-2(g) and 1.704-2(i)(5), such Member shall be specially allocated items of Company gross income and gain in the amount of such excess as quickly as possible; provided that, an allocation pursuant to this Section (B)(b)(v) shall be made only if and to the extent that such Member would have a deficit balance in its Capital Account after all other allocations provided in this Section (B) have been tentatively made as if this Section (B)(b)(v) and Section (B)(b)(iii) were not in the Agreement.

(vi) Nonrecourse Deductions. Nonrecourse Deductions for any Allocation Year shall be allocated to the Members in proportion to their respective Unit Percentages, or in such other proportions determined appropriate by the Board.

(vii) Member Nonrecourse Deductions. Member Nonrecourse Deductions for any Allocation Year shall be allocated to the Member that bears the Economic Risk of Loss with respect to such Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(i). If more than one Member bears the Economic Risk of Loss with respect to a Member Nonrecourse Debt, such Member Nonrecourse Deductions attributable thereto shall be allocated between or among such Members in accordance with the ratios in which they share such Economic Risk of Loss.

(viii) Noncompensatory Options. Upon an exercise of a noncompensatory option to acquire an equity interest in the Company, the Company shall make such special allocations of unrealized income, gain or loss as described in Treasury Regulations Section 1.704-1(b)(2)(iv)(s)(2).

(ix) Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or 743(b) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts in connection with the liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such section of the Treasury Regulation.

(x) Recapture. To the extent permitted by applicable law, all recapture of income tax deductions resulting from the sale or disposition of a Company Property shall be allocated to the Members to whom the deductions that gave rise to such recapture were allocated hereunder, to the extent that such Members are allocated any gain from such sale or other disposition of such Company Property.

(xi) Forfeiture Allocations. If any Member forfeits (or has repurchased at less than Fair Market Value) all or a portion of such Member’s Units, the Company shall make forfeiture allocations to such holder in the manner and to the extent required by Proposed Treasury Regulations Section 1.704-1(b)(4)(xii)(c) (as such Proposed Treasury Regulations may be amended or modified, including upon the issuance of temporary or final Treasury Regulations).

(xii) Curative Allocation. The allocations set forth in this Section (B)(b) (collectively, the “Regulatory Allocations”), are intended to comply with certain requirements of the Treasury Regulations. It is the intent of the Members that, if and when the Regulatory Allocations would produce a distortion in the economic arrangement of the Members and the Company as determined by reference to the other provisions of this Agreement (and taking into account any reasonably anticipated offsetting allocations pursuant to the Regulatory Allocations), then the Board shall be entitled to make offsetting special allocations in whatever manner it reasonably determines appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of this Agreement and all Company items were allocated pursuant to the remaining subsections of this Section (B). In making this determination, the Board shall consider Regulatory Allocations, although not yet made, that are reasonably expected to be made in future.

(c) Determinations. If in the opinion of the Company’s accountants the manner in which Capital Accounts are to be maintained pursuant to this Agreement should be modified in order to comply with Section 704(b) of the Code and the Treasury Regulations thereunder, then notwithstanding anything to the contrary contained in this Agreement, the method in which Capital Accounts are maintained may be so modified; provided, however, that any such change in the manner of maintaining Capital Accounts shall not materially alter the economic agreement between or among the Members.

(C) Allocations for Tax Purposes.

(a) Except as otherwise provided herein, to the maximum extent possible for U.S. federal income tax purposes, each item of income, gain, loss, deduction and credit shall be allocated among the Members in the same manner as its correlative item of “book” income, gain, loss, deduction or credit is allocated pursuant to Section (B).

(b) Notwithstanding any provisions contained herein to the contrary, solely for U.S. federal (and applicable state and local) income tax purposes, items of income, gain, loss, deduction or credit with respect to any Company asset the adjusted tax basis of which differs from its Book Value shall be allocated so as to take into account the variation between the tax basis in such property and its Book Value consistent with Code Section 704(b) and (c) and Treasury Regulations Section 1.704-3, using a method selected by the Board.

(c) For the proper administration of the Company, the Board shall (i) adopt such conventions as it deems appropriate in determining the amount of depreciation, amortization and cost recovery deductions and (ii) amend the provisions of this Agreement as appropriate to reflect the promulgation of Treasury Regulations and other administrative guidance under Code Section 704(b) and (c).

(d) For purposes of determining the character (as ordinary or capital) of any Company gain allocated among the Members for U.S. federal income tax purposes pursuant to this Agreement, the portion of such gain required to be recognized as ordinary income pursuant to Code Sections 1245, 1250 and/or 1254 shall be allocated among the Members in accordance with Treasury Regulations Sections 1.1245-1(e)(2), 1.1250-1(f), and 1.1254-5.

(e) All items of income, gain, loss, deduction and credit allocable to any Membership Interest that may have been transferred, or for a year in which the Membership Interests of the Members otherwise vary, shall be allocated among the Members in a manner determined appropriate by the Board; provided, however, that such allocations must be made in accordance with a method permissible under Code Section 706 and the applicable Treasury Regulations.

EXHIBIT 9.1

Transferee Representations

(a) The transferee is the sole beneficial owner of the interest in the Company to be registered in its name (the “Membership Interest”);

(b) such transferee did not acquire, and will not transfer, its Membership Interest through (a) a national, non-U.S., regional, local or other securities exchange, (b) PORTAL or (c) over-the-counter market (including an interdealer quotation system that regularly disseminates firm buy or sell quotations by identified brokers or dealers by electronic means or otherwise);

(c) such transferee did not acquire, and will not transfer, its Membership Interest from, to or through (a) a Person, such as a broker or dealer, that makes a market in, or regularly quotes prices for, the Membership Interest or (b) a Person that regularly makes available to the public (including customers or subscribers) bid or offer quotes with respect to the Membership Interest and stands ready to effect, buy or sell transactions at the quoted prices for itself or on behalf of others; and

(d) such transferee will only transfer its Membership Interest to a buyer who provides representations similar to these.

***

These representations may from time to time be revised by the Board on the advice of counsel.

EXHIBIT 9.2

Joinder Agreement

The undersigned, desiring to be admitted as a member of Phoenix Equity Holdings, LLC, a Delaware limited liability company (the “Company”), hereby agrees to be bound by the terms and conditions of, and to become a party to, that certain Amended and Restated Limited Liability Company Agreement, dated as of November [ ⚫ ], 2024, as amended (the “Company Agreement”) as a “Member”, as such term is defined in the Company Agreement. The undersigned further affirms and agrees that the undersigned’s address for notice purposes pursuant to Section 13.2 of the Company Agreement shall be as follows:

Fax:

Email:

IN WITNESS WHEREOF, this Joinder Agreement has been executed and delivered by the undersigned as of the   day of   , 20  .